Exhibit 10.29

EXECUTION COPY

$150,000,000

CREDIT AGREEMENT

dated as of

February 17, 2009

among

XM SATELLITE RADIO INC.,

XM SATELLITE RADIO HOLDINGS INC.,

The Lenders Party Hereto,

and

LIBERTY MEDIA CORPORATION

as Administrative Agent

SCHEDULES:
Schedule 2.01	–	Commitments
Schedule 3.05	–	Litigation
Schedule 3.12	–	Subsidiaries
Schedule 3.14	–	Environmental Matters
Schedule 3.17	–	Chief Executive Offices of Loan Parties
Schedule 6.02	–	Existing Liens
Schedule 6.08	–	Existing Restrictions
Schedule 6.14	–	Limitation on Outstandings and Use of Cash
Schedule 9.05	–	Exceptions to Agreements of Holdings

EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Guarantee and Collateral Agreement
Exhibit D	–	Form of Solvency Certificate
Exhibit E	–	[Reserved]
Exhibit F	–	Form of Perfection Certificate
Exhibit G	–	[Reserved]
Exhibit H	–	Form of Holdings Covenant and Collateral Release Notice
Exhibit I	–	Form of Non-Bank Certificate
Exhibit J	–	[Reserved]
Exhibit K	–	[Reserved]

CREDIT AGREEMENT dated as of February 17, 2009 (this “Agreement”), among XM SATELLITE RADIO INC., XM SATELLITE RADIO HOLDINGS INC., the LENDERS party hereto, and LIBERTY MEDIA CORPORATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Debt” means, with respect to any specified Person (x) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or (y) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Indebtedness or Lien, as applicable, is not incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person or in contemplation of the acquisition of such assets by such specified Person.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Additional Term Loan” has the meaning assigned to such term in Section 2.01

“Administrative Agent” means Liberty Media Corporation, in its capacity as administrative agent for the Lenders hereunder, or its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07(a).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement and includes all Exhibits and Schedules hereto.

“Ancillary XM-4 Satellite Collateral” means any assets, licenses and/or usage rights associated specifically with the XM-4 Satellite; provided, however, to the extent that any such assets, licenses and/or usage rights are also associated with one or more other satellites used or to be used by a Loan Party (prior to the Holdings Covenant and Collateral Release Date) or by the Borrower or the Subsidiary Loan Parties (after the Holdings Covenant and Collateral Release Date) or other property or assets material to the business of such party, only that portion, if any, of such assets, licenses and/or usage rights that is divisible and separately conveyable shall constitute Ancillary XM-4 Satellite Collateral.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the total Loans represented by such Lender’s Loan).

“Asset Sale” means (a) the sale, lease (as lessor), license, conveyance or other disposition of any assets; and (b) the issuance of Equity Interests in any of the Borrower’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (including in connection with the merger or consolidation of any Subsidiary with or into another Person that results in the direct or indirect ownership by the Borrower of less of the Equity Interests of such Subsidiary than prior to such merger or consolidation).

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value or that involve net proceeds of less than $5,000,000;

(ii) a transfer of assets between or among the Borrower and the Borrower’s Wholly Owned Subsidiary Guarantors;

(iii) an issuance of Equity Interests by a Wholly Owned Subsidiary Guarantor to the Borrower or to another Wholly Owned Subsidiary Guarantor;

(iv) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(v) the sale or other disposition of cash or Cash Equivalents;

(vi) a Restricted Payment or Permitted Investment that is permitted under Section 6.06;

(vii) a single Qualified Sale and Leaseback Transaction; and

(viii) the non-exclusive license of Intellectual Property in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Commitment” shall mean, with respect to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of the Commitment of such Lender at such time over (b) the aggregate principal amount of all Loans made by such Lender prior to such time.

“Beneficial Interest” has the meaning assigned to such term in the Participation Agreement.

“Beneficial Interest Purchase Date” means any date on which the Borrower and/or Holdings is required to purchase any or all of the Beneficial Interest pursuant to the terms of the XM-4 Sale and Leaseback Offer to Purchase or Refinance and in accordance with the terms of the Participation Agreement and this Agreement; provided, however, that if the Beneficial Interest is purchased for a note or other evidence of Indebtedness permitted to be incurred under the Credit Agreement (including any Permitted Beneficial Interest Indebtedness), the Beneficial Interest Purchase Date shall not occur until the date on which any or all of the principal amount of such Indebtedness shall have been paid.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” shall have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the board of directors of the general partner of the partnership (if a corporation); and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means XM Satellite Radio Inc., a Delaware corporation.

“Borrower Obligations” means the Credit Agreement Obligations.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03.

“Borrower-SIRIUS Merger” means (a) a merger or consolidation of the Borrower with or into SIRIUS or a merger or consolidation of SIRIUS with or into the Borrower or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower to SIRIUS or of SIRIUS to the Borrower

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change in Control” means the occurrence of any of the following:

(i) SIRIUS shall cease to beneficially own and control at least 100% on a fully diluted basis of the economic interests and voting power in the Equity Interests of Holdings;

(ii) Holdings shall cease to beneficially own and control at least 100% on a fully diluted basis of the economic interests and voting power in the Equity Interests of the Borrower;

(iii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(iv) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of SIRIUS, Holdings or the Borrower (other than SIRIUS or a Wholly Owned Subsidiary thereof) (for the purposes of this clause (v), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); or

(vi) any “change of control” or similar event under the Senior Fixed Rate Notes, the XM Escrow Senior Notes, the Existing XM Facilities, any Material Indebtedness (other than the Existing 10% Notes, to the extent they constitute Material Indebtedness), and/or any Material Indebtedness of SIRIUS, including in each case any Permitted Refinancing Indebtedness in respect thereof.

Notwithstanding the foregoing, none of a Parent Company Merger, a Borrower-SIRIUS Merger or a XM-SIRIUS Merger shall constitute a Change in Control.

“Change in Control Offer” has the meaning assigned to such term in Section 2.10(d).

“Closing Date” means the date on or after February 28, 2009 on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document; provided that if at any time none of the obligations in respect of the Existing 10% Notes, the Existing Loan Documents and the Distribution and Credit Agreement (including if any release of such Liens with respect to the obligations in respect of the Distribution and Credit Agreement occurs concurrently with the automatic release referred to below) are secured by the XM-4 Satellite Collateral, then such XM-4 Satellite Collateral shall be automatically released from the Collateral without any further consent of the Administrative Agent and/or the Lenders in connection with the consummation of the XM-4 Sale and Leaseback Transaction.

“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of June 26, 2008, as amended, restated, supplemented or otherwise modified from time to time, among the “Administrative Agent” (as defined in the Revolving Facility Agreement), the First Lien Collateral Agent, the Revolving Credit Facility Administrative Agent and the other parties from time to time party thereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from Holdings and each Material Subsidiary a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such person;

(b) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered by such Subsidiary Loan Party;

(c) (i) all the outstanding Equity Interests of any Person that is or becomes a Subsidiary Loan Party on or after the Closing Date and (ii) all the Equity Interests that are owned by a Loan Party (other than XM Investment LLC and XM 1500 Eckington LLC) shall have been pledged pursuant to the Guarantee and Collateral Agreement (or, in the case of Foreign Subsidiaries, at the request of the Administrative Agent, pursuant to a Foreign Pledge Agreement) (provided that (x) the Equity Interests in any Foreign Subsidiary shall be pledged unless such pledge would result in adverse tax consequences to the Borrower, in which case such pledge shall be limited to 65% of the Voting Stock and 100% of the non-Voting Stock of such Foreign Subsidiary, (y) minority Equity Interests shall be pledged unless such pledge would result in a breach or violation of contracts or agreements to which a Loan Party is party or would trigger rights of first refusal, call rights or other similar provisions thereunder or result in the loss of director appointment rights or other penalty or loss of rights under such contracts or agreements and (z) from and after the Holdings Covenant and Collateral Release Date, Holdings shall be required to pledge only those Equity Interests that constitute Holdings Collateral) and, to the extent required under the Guarantee and Collateral Agreement, the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;

(d) on the Closing Date and at any time thereafter that any other Security Document shall be executed and delivered, except as set forth pursuant to Section 3.15 or as otherwise contemplated by the applicable Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered, recorded, executed or possessed to create the Liens intended to be created by the applicable Security Documents in favor of Administrative Agent, for the benefit of the Secured Parties, and to perfect such Liens to the extent required by, and with the priority required by, the applicable Security Documents and this Agreement, shall have been filed, registered, recorded (or delivered to the Administrative Agent for filing, registration or recording) or executed and delivered; and

(e) except as set forth pursuant to Section 3.03 or as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans hereunder in the amount of such Lender’s Commitment as set forth on Schedule 2.01 under the caption “Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.10(e). The aggregate amount of the Lenders’ Commitments as of the date hereof is $150,000,000.

“Commitment Fee” has the meaning provided in Section 2.11.

“Consent Period” means the period commencing on the date that is three Business Days following the Closing Date and ending on the Date that is twenty Business Days following the Closing Date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Material Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the Net Income (but not loss) of any Person that is not a Material Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary Guarantor thereof;

(b) the Net Income of any Material Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Material Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Material Subsidiary or its stockholders;

(c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(d) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(a) the consolidated equity of the common stockholders of such Person and its consolidated Material Subsidiaries as of such date; plus

(b) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Senior Debt” means, as at any date of determination, Consolidated Total Debt, less any Indebtedness subordinated in right of payment and interest to any other Indebtedness of Holdings and its Subsidiaries in accordance with the terms of this Agreement.

“Credit Agreement Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 6.06.

“Distribution and Credit Agreement” means the Third Amended and Restated Distribution and Credit Agreement dated on or about February 6, 2008 by and among GM, Holdings and the Borrower, as amended, supplemented or otherwise modified from time to time, which shall not have principal amounts outstanding thereunder that exceed $150,000,000 in the aggregate at any time outstanding, provided that the Distribution and Credit Agreement shall at all times be on terms and conditions not materially less favorable to the Borrower and its Subsidiaries, taken as a whole, than the terms and conditions of the GM Credit Agreement dated as of January 28, 2003 among the Borrower, Holdings, GM and the other parties named therein, as amended, restated, supplemented or otherwise modified from time to time, as in effect on the Revolving Facility Closing Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, common law, injunctions, notices or binding agreements issued, promulgated or entered into by or on behalf of any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of, or non-compliance with, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the failure of the Borrower or any ERISA Affiliate to make any required contribution under any Multiemployer Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal

Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (k) or Section 4071 of ERISA in respect of any Plan; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code with respect to any Plan; or (k) the occurrence of any event with respect to any Plan similar to the events described in any of the subsections (a) through (j) hereof which would cause liability to arise to the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Proceeds” means any Net Proceeds from any Asset Sale that are not finally applied or invested in accordance with the Borrower’s Reinvestment Right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entities” means, collectively, (a) any Subsidiary of Holdings (other than the Borrower or a Subsidiary of the Borrower) that has as its principal asset real estate that is leased to Holdings or the Borrower, including XM 1500 Eckington LLC and XM Investment LLC, (b) companies that are not Subsidiaries of Holdings, the Borrower or a Subsidiary of the Borrower, including WorldSpace, Inc. and Canadian Satellite Radio Holdings Inc., (c) WCS Wireless Inc. (as long as it is not a Subsidiary of the Borrower) and (d) any Subsidiary of Holdings (other than the Borrower or a Subsidiary of the Borrower) formed to hold and operate the assets of WCS Wireless Inc.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income, including franchise taxes imposed in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing 10% Notes” has the meaning assigned to such term in clause (b) of the definition of “January 2003 Financing Transactions”.

“Existing 10% Notes Change of Control Offer” means a Change of Control Offer (as defined in the Noteholders Agreement) with respect to the Existing 10% Notes made by the Borrower in connection with the Merger and/or any Merger Related Event pursuant to the terms of Section 8.7 of the Noteholders Agreement.

“Existing 10% Notes Extension” means each extension, in accordance with the terms of the Note Purchase Agreement, of the date on which the Borrower is required to make a Change of Control Offer (as defined in the Noteholders Agreement) with respect to all of the Existing 10% Notes as a result of any Change of Control (under and as defined in the Note Purchase Agreement) that occurs or will occur in connection with the Merger and/or any Merger Related Event.

“Existing 10% Notes Waiver” means a waiver, in accordance with the terms of the Note Purchase Agreement, of any Change of Control (under and as defined in the Note Purchase Agreement) with respect to all of the Existing 10% Notes that occurs or will occur in connection with the Merger and/or any Merger Related Event and the consequences of such Change of Control (including the requirement that the Borrower make a Change of Control Offer (as defined in the Noteholders Agreement)).

“Existing Collateral” means the “Collateral” under and as defined in (a) the Existing General Security Agreement and (b) the Existing FCC License Subsidiary Pledge Agreement.

“Existing Collateral Documents” means, collectively, (a) the Existing Intercreditor Agreements, (b) the Existing General Security Agreement and (c) the Existing FCC License Subsidiary Pledge Agreement.

“Existing Loan Documents” means, collectively, the Revolving Credit Facility Documents and the Term Loan Documents.

“Existing XM Facilities” means, collectively, the Revolving Credit Facility Agreement and the Term Loan Agreement.

“Existing FCC License Subsidiary Pledge Agreement” means the Amended and Restated FCC License Subsidiary Pledge Agreement, dated as of January 28, 2003, among the Borrower, as pledgor, and The Bank of New York, as First Lien Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing General Security Agreement” means the Security Agreement, dated as of January 28, 2003, among the Borrower, Holdings and XM Equipment Leasing LLC, as grantors, and The Bank of New York, as First Lien Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Holdings Indebtedness” means the Obligations of Holdings in respect of the Existing 10% Notes.

“Existing Indebtedness” means Indebtedness of the Borrower and its Material Subsidiaries in existence on May 5, 2006 and any Permitted Refinancing Indebtedness in respect thereof to the extent permitted to the terms of this Agreement, including Existing 10% Notes, in each case until such amounts are repaid or, in the case of Indebtedness incurred under a facility that permits repayment and reborrowing, until the commitment(s) for such facility have terminated or are released.

“Existing Intercreditor Agreements” means, collectively, (a) the Intercreditor and Collateral Agency Agreement (FCC License Subsidiary Pledge Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as Original Trustee, The Bank of New York, as New Trustee, GM, The Bank of New York, as First Lien Collateral Agent and the Additional Creditors from time to time party thereto and (b) the Intercreditor and Collateral Agency Agreement (General Security Agreement), dated as of January 28, 2003, among the Noteholders named in schedule I thereto, The Bank of New York, as New Trustee, GM, The Bank of New York, as First Lien Collateral Agent and the Additional Creditors from time to time party thereto, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Obligations” means, collectively, the Revolving Credit Facility Obligations and the Term Loan Obligations.

“Existing Secured Parties” means the holders of the Existing 10% Notes, the Term Loan Secured Parties, the Revolving Credit Facility Secured Parties and any other Person identified as a secured party under the Existing Collateral Documents other than any Additional Creditors (as defined in the Existing Intercreditor Agreements) that were not parties thereto immediately prior to the date hereof.

“Existing Security Interest” means the security interest of the First Lien Collateral Agent for the benefit of the holders of the Existing 10% Notes, the Term Loan Secured Parties, the Revolving Credit Facility Secured Parties and each Additional Creditor (as defined in the Existing Intercreditor Agreements) in the Existing Collateral pursuant to the terms of the Existing Collateral Documents.

“FCC” means the Federal Communications Commission, and any successor entity performing similar functions.

“FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of the Borrower that holds all of the FCC licenses with respect to the provision of satellite digital radio service in the United States by the Borrower or any of its Subsidiaries.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Lien Collateral Agent” means (i) prior to the Release Date, The Bank of New York or such other Person then serving as Collateral Agent under the Existing Collateral Documents and (ii) at any time thereafter JPMorgan Chase Bank, N.A., in its capacity as a collateral agent under the Collateral Agency Agreement or such other person then serving as collateral agent under the Collateral Agency Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Pledge Agreement” means a pledge agreement with respect to the Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“GM” means General Motors Corporation or one or more of its wholly-owned subsidiaries.

“GM Liens” means the second priority Liens granted by the Loan Parties on all or any portion of the Collateral in support of the Borrower’s and Holdings’ Obligations in respect of the Distribution and Credit Agreement, which Liens shall be subordinated to the Liens securing the Borrower Obligations pursuant to the Second Lien Intercreditor Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, in substantially the form of Exhibit C, among Holdings, each Subsidiary Loan Party and the Administrative Agent.

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, Section 2 thereof) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of any Loan Document).

“Guarantors” means, collectively, (a) Holdings and (b) each Subsidiary Loan Party.

“Hazardous Materials” means all explosive or radioactive materials, substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) interest rate Swap Agreements; and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

“Holdings” means XM Satellite Radio Holdings Inc., a Delaware corporation.

“Holdings Collateral” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Holdings Collateral Transfer” has the meaning assigned to such term in Section 9.05.

“Holdings Covenant and Collateral Release Date” has the meaning assigned to such term in Section 9.05.

“Holdings Covenant and Collateral Release Notice” has the meaning assigned to such term in Section 9.05.

“Holdings Satellite Vendor Indebtedness” means Indebtedness of Holdings to a satellite or satellite launch vendor or Affiliate thereof consisting of or otherwise financing the deferral of payments required to be made by Holdings to the vendor in respect of the construction, launch and/or insurance of all or part of the XM-5 Satellite but not beyond the date on which either Holdings or the Borrower shall have legal title to the XM-5 Satellite or the date the XM-5 satellite launches, as applicable.

“Immaterial Subsidiary” means each Subsidiary of the Borrower that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations; (e) consisting of the balance deferred and unpaid of the purchase price of any property; except any such balance that constitutes an accrued expense or trade payable; or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specific Person prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (iii) all Attributable Debt of such Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the face amount thereof, in the case of letters of credit, banker’s acceptances and similar obligations;

(3) the net obligations of such Person in respect thereof, in the case of Hedging Obligations;

(4) the present value of the obligation of the lessee for net rental payments, in the case of Attributable Debt, as set forth in the definition thereof; and

(5) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indivisible Ancillary XM-4 Satellite Collateral” means any assets, licenses and/or usage rights associated specifically with the XM-4 Satellite to the extent not constituting (or the portion thereof that is not) Ancillary XM-4 Satellite Collateral because not divisible or separately conveyable.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works and protectable designs, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, drawings, designs, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) any rights in or licenses to or from a third party in any of the foregoing, and (g) any past, present, or future claims or causes of actions arising out of or related to any infringement, misappropriation, dilution or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Investment Agreement” means the Investment Agreement dated as of the date hereof between the Borrower and Liberty.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Material Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Material Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Material Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided under Section 6.06(c). The acquisition by the Borrower or any Material Subsidiary of the Borrower of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower or such Material Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person determined as provided in Section 6.06(c).

“January 2003 Financing Transactions” means (a) the amendment and restatement of the Distribution Agreement dated as of January 28, 2003 to provide for the payment of up to $35,000,000 in subscriber acquisition payments in the form of Class A Common Stock of Holdings (the “Class A Common Stock”), (b) the issuance of the Borrower’s and Holdings’ 10% Senior Secured Convertible Discount Notes due 2009 and common stock to certain investors (the “Existing 10% Notes”) pursuant to the Note Purchase Agreement, (c) borrowings of up to $150,000,000 at any time outstanding under the Distribution and Credit Agreement to finance certain revenue share payments owed to GM under the Distribution and Credit Agreement or other amounts which may be owing from time to time to GM, (d) the execution, delivery and performance of all agreements, documents and instruments evidencing the transactions described in clauses (a) through (c) above and all arrangements contemplated thereby, in each case as reflected in such agreements, documents and instruments as in effect on May 5, 2006 with such amendments that do not (x) have a materially adverse effect on the rights of the Administrative Agent or the Lenders or the Loan Parties or (y) increase the principal amount (or accreted value, as applicable) or shorten the fixed maturity of any Indebtedness.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liberty” means Liberty Media Corporation.

“Liberty Parties” shall have the meaning ascribed to such term in the Investment Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents, and any promissory note issued under Section 2.09(c).

“Loan Parties” means the Borrower, Holdings and the Subsidiary Loan Parties.

“Loans” has the meaning assigned to such term in Section 2.01.

“Margin Regulations” means Regulations T, U and X of the Board.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective obligations under this Agreement or the other Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any such Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary of the Borrower having assets (on a consolidated basis including its Subsidiaries) with a value in excess of 2% of the Total Assets or 2% of total revenues of the Borrower and its Subsidiaries taken as a whole as of any date; provided that (i) in no event may the assets or revenues of all Immaterial Subsidiaries have a value in excess of 10% of the Total Assets or 10% of the total revenues of the Borrower and its Subsidiaries taken as a whole as of any date (and, in such case, Subsidiaries specified by the Borrower (and if the Borrower fails to so specify, specified by the Administrative Agent) shall be deemed to be Material Subsidiaries notwithstanding the foregoing to the extent necessary to satisfy this proviso) and (ii) to the extent permitted by applicable law, rules or regulations, including rules and regulations of the Federal Communications Commission, the FCC License Subsidiary shall at all times be a Material Subsidiary.

“Maturity Date” means March 1, 2011.

“Merger” means the combination of the businesses of Holdings and SIRIUS through a merger of Holdings and a newly formed, wholly owned subsidiary of SIRIUS, on the terms and conditions set forth in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger between Holdings and SIRIUS, dated as of February 19, 2007 and filed by Holdings with the SEC on February 21, 2007 as Exhibit 2.1 to the Form 8-K filed on such date, together with any amendments, supplements or modifications thereto that would not have an adverse effect on the interests of the Lenders.

“Merger Related Event” means any event or condition directly related to, and that occurs or will occur as a result of, the Merger (including, without limitation, changes in the composition of the Board of Directors of the Borrower and/or Holdings) that would constitute a “Change of Control” under and as defined in each of the Senior Notes Indentures, the Note Purchase Agreement and/or the Participation Agreement.

“MLB” means Major League Baseball Clubs.

“MLB Contract” means the Letter Agreement and Binding Term Sheet, dated as of October 15, 2004 (the “MLB Letter Agreement”), between the Borrower and the Office of the Commissioner of Baseball, as agent for MLB, together with all agreements subsequently entered into between the Borrower and MLB, or any of their respective affiliates, regarding the broadcast of Major League Baseball games and related programming on XM Radio Service, the creation of liens on an escrow account to hold funds payable to MLB in an amount not to exceed $120,000,000 or other matters contemplated by the MLB Letter Agreement.

“MLB Intellectual Property” means any intellectual property rights which were to be the subject of a non-exclusive license under the MLB Contract but which the Borrower is deemed to own, by operation of law or otherwise, and as to which MLB would be retaining a security interest (and any products and proceeds thereof) under the MLB Contract.

“MLB Letter of Credit” means each letter of credit that is issued in connection with the MLB Contract for the benefit of MLB and/or the other MLB-related counterparties to the MLB Contract.

“MLB Letter of Credit Cash Collateral” means cash of the Borrower that is deposited with the issuer of an MLB Letter of Credit while such MLB Letter of Credit is outstanding to secure the reimbursement obligations of the Borrower under such MLB Letter of Credit in an aggregate amount for all such MLB Letters of Credit not to exceed $126,000,000 (plus any interest thereon accrued with respect to such amount over a period not to exceed three months) at any time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person and its Material Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Material Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Material Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Material Subsidiaries in respect of any Asset Sale or other transaction (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or other transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than the Credit Agreement Obligations) secured by a Lien on the asset or assets that were the subject of such Asset Sale or other transaction and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Debt Securities” shall have the meaning assigned to such term in Section 9.04(b).

“New Senior Notes” means the Senior Floating Rate Notes and the Senior Fixed Rate Notes.

“New Senior Notes Change of Control Offer” means each Change of Control Offer (as defined in the Senior Notes Indentures) with respect to the Senior Notes made by the Borrower in connection with the Merger and/or any Merger Related Event pursuant to the terms of Section 4.14 of each Senior Notes Indenture.

“New Senior Notes Change of Control Offer Payment Date” means each “Change of Control Offer Payment Date” as defined in Section 4.14 of each Senior Notes Indenture with respect to the Senior Notes and set forth in each New Senior Notes Change of Control Offer.

“New Senior Notes Extension” means each extension, in accordance with the terms of the Senior Notes Indentures, of the date on which the Borrower is required to make a Change of Control Offer (as defined in the Senior Notes Indentures) with respect to all of the New Senior Notes as a result of any Change of Control (under and as defined in the Senior Notes Indentures) that occurs or will occur in connection with the Merger and/or any Merger Related Event.

“New Senior Notes Waiver” means a waiver, in accordance with the terms of the Senior Notes Indentures, of any Change of Control (under and as defined in the Senior Notes Indentures) with respect to all of the New Senior Notes that occurs or will occur in connection with the Merger and/or any Merger Related Event and the consequences of such Change of Control (including the requirement that the Borrower make a Change of Control Offer (as defined in the Senior Notes Indentures)).

“Note Purchase Agreement” means the Note Purchase Agreement dated as of December 21, 2002, among the Borrower, Holdings and the investors party thereto, providing for the sale and issuance of the Existing 10% Notes, as may be amended, restated, supplemented or otherwise modified from time to time.

“Noteholders Agreement” means that certain Third Amended and Restated Shareholders and Noteholders Agreement, dated as of June 16, 2003, by and among Holdings and the other parties named on the signature pages thereof, as such agreement has been or may be amended, modified or supplemented from time to time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Owner Trustee” has the meaning assigned to such term in the defined term “Participation Agreement.”

“Owner Trustee Indenture” means that certain Indenture dated as of February 13, 2007, between the Owner Trustee and The Bank of New York, a New York banking corporation, not in its individual capacity, except as otherwise expressly set forth therein, but solely as Indenture Trustee under the Indenture, as such Indenture may be amended, modified or supplemented from time to time.

“Owner Trustee Notes” means the Notes issued by the Owner Trustee pursuant to the Owner Trustee Indenture.

“Owner Trustee Notes Repurchase Date” means any date on which the Borrower or Holdings is required to repurchase any or all of the outstanding Owner Trustee Notes pursuant to the terms of the XM-4 Sale and Leaseback Offer to Purchase or Refinance and in accordance with the terms of the Participation Agreement and this Agreement.

“Parent Company Merger” means (a) a merger or consolidation of the Borrower with or into Holdings or a merger or consolidation of Holdings with or into the Borrower or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower to Holdings or of Holdings to the Borrower.

“Pari Passu Indebtedness” means Indebtedness of the Borrower that is pari passu in right of payment to the Loans or, in the case of a Subsidiary Loan Party, that is pari passu in right of payment to the Guarantee of the Loans.

“Participant” has the meaning set forth in Section 9.04(c).

“Participation Agreement” means that certain Participation Agreement dated as of February 13, 2007 among Holdings, as Seller, the Borrower, as Lessee, Satellite Leasing (702–4), LLC, a Delaware limited liability company, as Owner Participant, Wells Fargo Bank Northwest, National Association, a national banking association, not in its individual capacity, except as otherwise expressly set forth therein, but solely in its capacity as Owner Trustee (the “Owner Trustee”) and as Lessor, The Bank of New York, a New York banking corporation, as Indenture Trustee, and the purchasers identified on the signature pages thereto, as initial purchasers of the Owner Trustee Notes, entered into in connection with that certain XM-4 Sale and Leaseback Transaction, as such agreement may be amended, modified or supplemented from time to time.

“Payment Date” means the last day of each March, June, September and December and, with respect to any loan, the date of any repayment or prepayment made in respect of such Loan.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Beneficial Interest Indebtedness” means any Indebtedness of the Borrower or any of its Material Subsidiaries the net proceeds of which are used to purchase, refinance or replace the Beneficial Interest; provided that:

(a) the aggregate principal amount (or accreted value, if applicable) of such Permitted Beneficial Interest Indebtedness does not exceed $85.0 million;

(b) such Permitted Beneficial Interest Indebtedness shall have a final maturity date later than the final maturity date of the Loans, and shall not require payment of any or all of the principal amount of such Permitted Beneficial Interest Indebtedness prior to the final maturity date of the Loans; and

(c) such Permitted Beneficial Interest Indebtedness is either unsecured or is secured on terms at least as favorable to the Lenders as those contained in the documentation governing the Beneficial Interest.

“Permitted Business” means (i) with respect to Holdings, any of the lines of business conducted by Holdings and its Material Subsidiaries as of May 5, 2006, the provision of communications or media services using the wireless spectrum licenses of WCS Wireless, any other line of business involving the transmission or delivery of audio, data, video or other content through currently existing or future technology, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with Holdings’ or its Material Subsidies’ existing and future technology, trademarks and patents and (ii) with respect to the Borrower or any of its Subsidiaries, any of the lines of business conducted by the Borrower and its Material Subsidiaries on May 5, 2006, and any business similar, ancillary or related thereto or that constitutes a reasonable extension or expansion thereof, including in connection with the Borrower’s existing and future technology, trademarks and patents.

“Permitted Debt” has the meaning assigned to such term in Section 6.01(b).

“Permitted Holder” means (a) any Liberty Party and (b) any other Person, directly or indirectly, controlled by any of the foregoing.

“Permitted Holdings Debt” means:

(a) Indebtedness incurred by Holdings in connection with the purchase by Holdings of buildings for use in the satellite radio business, which Indebtedness may be secured by Liens on such buildings;

(b) Indebtedness incurred by Holdings in connection with a single Qualified Sale and Leaseback Transaction, which Indebtedness may be secured by the XM-4 Satellite Collateral;

(c) Indebtedness (other than Credit Agreement Obligations and Existing Obligations) secured by Liens on the assets of Holdings (other than any Holdings Collateral) in an aggregate principal amount not to exceed $50,000,000;

(d) Holdings Satellite Vendor Indebtedness or guarantees by Holdings of Satellite Vendor Indebtedness in respect of the XM-5 Satellite; and

(e) Existing Holdings Indebtedness and any other Indebtedness agreed to by the Required Lenders.

“Permitted Investments” means:

(a) any Investment in the Borrower or in a Wholly Owned Subsidiary Guarantor;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Wholly Owned Subsidiary Guarantor; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Wholly Owned Subsidiary Guarantor;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.03;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(f) Hedging Obligations;

(g) Investments in existence on May 5, 2006 and modifications thereof;

(h) Investments in securities of trade creditors or customers received in compromise of obligations of such Person incurred in the ordinary course of business, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person;

(i) loans and advances to officers, directors and employees of the Borrower or any of its Material Subsidiaries in the ordinary course of business not to exceed $2,000,000 at any time outstanding;

(j) Investments indirectly acquired by the Borrower or any of its Material Subsidiaries through a direct Investment in another Person made in compliance with this Agreement, provided that such Investments existed prior to and were not made in contemplation of such Investment;

(k) from and after any Parent Company Merger, Borrower-SIRIUS Merger or, prior to the Holdings Covenant and Collateral Release Notice, XM-SIRIUS Merger, Investments of Holdings or SIRIUS, as the case may be, that become an Investment of the Borrower as a result thereof; and

(l) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) since May 5, 2006 that are at the time outstanding, not to exceed $125,000,000.

“Permitted Liens” means:

(a) Liens in favor of the Borrower;

(b) Liens on property of a Person (including shares of stock or Indebtedness owned by such Person), existing at the time such Person is merged with or into or consolidated with the Borrower or any Material Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Material Subsidiary of the Borrower;

(c) Liens on property existing at the time of acquisition thereof by the Borrower or any Material Subsidiary of the Borrower; provided that such Liens were not incurred in contemplation of such acquisition;

(d) Liens to secure the performance of bids, tenders, leases, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) [intentionally omitted];

(f) (x) Liens existing on May 5, 2006 set forth on Schedule 6.02 and (y) the GM Liens;

(g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(h) Liens incidental to the conduct of the business of the Borrower or a Material Subsidiary of the Borrower or the ownership of its property and assets not securing Indebtedness, and which do not in the aggregate materially detract from the value of the assets or property of the Borrower and its Material Subsidiaries taken as a whole, or materially impair the use thereof in the operation of its business;

(i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(j) judgment Liens not giving rise to an Event of Default;

(k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Material Subsidiaries;

(l) any interest or title of a lessor under any Capital Lease Obligation;

(m) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Material Subsidiaries;

(n) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(p) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not delinquent or remain payable without penalty;

(q) Liens securing Specified Hedging Agreements with Qualified Counterparties that relate to Indebtedness that is otherwise permitted under this Agreement and Liens securing Specified Cash Management Arrangement Agreements with Qualified Counterparties; provided that in no event shall such Liens secure Obligations (as defined in the Second Lien Intercreditor Agreement) outstanding under such Specified Agreements in an amount that exceeds the Cap Amount (as defined in the Second Lien Intercreditor Agreement) minus the sum of (i) the aggregate amount of the loans outstanding under the Term Loan Agreement, any undrawn Commitments under the Revolving Credit Facility Agreement and any other Obligation (as defined in the Second Lien Intercreditor Agreement) hereunder and under the other First Lien Documents (as defined in the Second Lien Intercreditor Agreement) and (ii) the Obligations (as defined in the Second Lien Intercreditor Agreement) which are outstanding from time to time under the Existing 10% Notes;

(r) Liens encumbering property or other assets under construction in the ordinary course of business arising from progress or partial payments by a customer of the Borrower or the Borrower’s Subsidiaries relating to such property or other assets;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Material Subsidiaries in the ordinary course of business;

(t) Liens securing Indebtedness in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

(u) [intentionally omitted];

(v) from and after any Parent Company Merger, Borrower-SIRIUS Merger or, prior to the Holdings Covenant and Collateral Release Notice, XM-SIRIUS Merger, Liens of Holdings or SIRIUS, as the case may be, that become a Lien of the Borrower as a result thereof;

(w) Liens relating to Satellite Vendor Indebtedness, Holdings Satellite Vendor Indebtedness or Permitted Refinancing Indebtedness in respect thereof covering only (i) the assets acquired, constructed, or improved with such Indebtedness, (ii) the contract of the Borrower or Holdings with the satellite or satellite launch vendor or Affiliate thereof relating to the manufacture of such assets (in so far as such contract relates to such assets), (iii) any insurance policies covering such asset while under construction, and (iv) any proceeds of any of the foregoing;

(x) Liens securing Indebtedness permitted under Section 6.01(b)(vi); provided that such Liens are no more extensive than the liens securing the Indebtedness so refunded, refinanced or replaced thereby;

(y) Liens on the assets of the Borrower or any Material Subsidiary securing indebtedness incurred in a single Qualified Sale and Leaseback Transaction, which shall be limited to the XM-4 Satellite Collateral;

(z) Liens (i) either (x) on cash in an amount not to exceed $120,000,000 (plus any interest thereon accrued with respect to such amount over a period not to exceed three months) at any time that is deposited into an escrow account to serve as credit enhancement for the Borrower’s obligations under the MLB Contract or (y) in respect of the MLB Letter of Credit Cash Collateral and (ii) on the MLB Intellectual Property, in each case, incurred in connection with the MLB Contract while such agreement is in effect;

(aa) Liens in favor of the First Lien Collateral Agent and/or the Administrative Agent for the benefit of the Secured Parties; and

(bb) Liens securing the Existing Obligations and, subject to Section 6.02, any Permitted Refinancing Indebtedness in respect thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Material Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Material Subsidiaries (other than intercompany Indebtedness or the Existing 10% Notes); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith);

(b) (i) if such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity shorter than that of the Loans or a final maturity date earlier than the Maturity Date, such Permitted Refinancing Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of the debt so extended, refinanced, renewed, replaced, defeased or refunded and a final Stated Maturity no earlier than the final maturity date of the debt so extended, refinanced, renewed, replaced, defeased or refunded or (ii) in all other cases, such Permitted Refinancing Indebtedness shall have a final maturity date later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Loans;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured or secured with a Lien that is subordinated to the Liens created under the Loan Documents, such Permitted Refinancing Indebtedness is equally unsecured or subordinated, as applicable, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(e) to the extent otherwise permitted hereunder, any Liens securing Permitted Refinancing Indebtedness in respect of the Existing XM Facilities shall rank equally and ratably with the Liens securing the Credit Agreement Obligations on terms reasonably satisfactory to the Administrative Agent or, in the Borrower’s sole discretion, be subordinated to the Liens securing the Credit Agreement Obligations;

(f) such Indebtedness is incurred either by the Borrower or by the Material Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, or in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Potential Default” means the potential Default under clause (f)(ii) of Article VII that would occur as a result of the Borrower being required to (a) make a “Change of Control Offer” under the New Senior Notes and the Existing 10% Notes or (b) make an “Offer to Purchase or Refinance” pursuant to Section 11.07 of the Participation Agreement, in each case as a result of the Merger and/or as a result of any Merger Related Event.

“Pre-Marketing Cash Flow” means, for any period, the Consolidated Net Income of Holdings, plus, without duplication and to the extent reflected as a charge in the statements of such Consolidated Net Income, the sum of (a) income taxes (or provision for income taxes); (b) interest expenses, losses from de-leveraging or other one time transactions, and other expenses considered part of the other expenses category in the consolidated financial statements contained in the reports of Holdings filed with the Securities and Exchange Commission (the “Holdings Statements”) and therefore non-operational; (c) losses associated with investments in non-consolidated Persons; (d) depreciation (including amounts related to research and development) and amortization expenses; (e) compensation expenses associated with equity-based compensation for employees and third parties pursuant to SFAS No. 123R, calculated in the same manner and using the same designated line items as in the Holdings Statements; (f) all marketing, advertising, subscriber acquisition and distribution expenses; and (g) expenses related to the sales of merchandise; and minus, without duplication and to the extent included in the statements of such Consolidated Net Income, the sum of (a) interest income, gains from de-leveraging or other one time transactions and other gains considered part of the other income category in the Holdings Statements and therefore non-operational; (b) all revenues associated with investments in non-consolidated Persons; and (c) all gains relating to the sales of merchandise.

“Principals” means American Honda Motor Company, Inc. and GM.

“Principal Related Parties” means (a) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Proceeds” means, with respect to any issuance or sale of Equity Interests or Indebtedness or contribution to capital, (a) the cash proceeds of such issuance or sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof or (b) the fair market value of any assets or securities that constitute proceeds of such issuance or sale or contribution, provided that the fair market value of such assets or securities shall be determined by the Board of Directors whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent, provided further, that the Board of Directors’ determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing (or, in the case of assets such as satellites or network components generally found only in the satellite industry, an appraiser or other professional with expertise in the valuation of assets of such type) if the fair market value exceeds $20,000,000.

“Qualified Counterparty” shall mean, with respect to any Specified Agreement, any counterparty thereto that, at the time such Specified Agreement was entered into, was a Revolving Credit Facility Lender, the Revolving Credit Facility Administrative Agent or the Revolving Credit Facility Syndication Agent or an Affiliate of a Revolving Credit Facility Lender, the Revolving Credit Facility Administrative Agent or the Revolving Credit Facility Syndication Agent.

“Qualified Sale and Leaseback Transaction” means the XM-4 Sale and Leaseback Transaction as in effect on July 22, 2008; provided that Indebtedness (the proceeds of which financed the purchase of the XM-4 Satellite Collateral) of a lessor in the XM-4 Sale and Leaseback Transaction that is assumed by Holdings, the Borrower or a Material Subsidiary following the termination of the associated lease and reacquisition of the associated assets by Holdings, the Borrower or such Material Subsidiary (as applicable) shall continue to constitute a Qualified Sale and Leaseback Transaction following such assumption and reacquisition as long as the Liens securing such Indebtedness do not spread to cover any other assets other than those that were subjected to such Liens pursuant to the XM-4 Sale and Leaseback Transaction immediately prior to such assumption and reacquisition.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registration Rights Agreement” means the registration rights agreement entered into on or prior to May 5, 2006 among the Borrower and the initial purchasers of the New Senior Notes.

“Reinvestment Right” means the right of the Borrower and its Material Subsidiaries to, within 365 days after the receipt of any Net Proceeds from an Asset Sale, (a) apply such Net Proceeds, at the Borrower’s or such Material Subsidiary’s option to (i) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or Voting Stock of a Material Subsidiary engaged in a Permitted Business (other than any such Voting Stock owned or held by a Subsidiary), (ii) to make a capital expenditure, or (iii) to acquire other assets that are used or useful in a Permitted Business that have an expected useful life of one year or longer, or (b) enter into a legally binding agreement to apply such Net Proceeds as described in the preceding clause (a) within six months after such agreement is entered into and apply such Net Proceeds in accordance with the terms of such agreement or the provisions of clause (a) above; provided that if such agreement terminates the Borrower shall have until the earlier of (x) 90 days after the date of such termination and (y) six months after the date of the Asset Sale resulting in such Net Proceeds to effect such an application.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Date” means that date on which (a) all of the Existing 10% Notes shall have been paid in full, (b) the Obligations under the Existing 10% Notes are no longer secured by the Existing Security Interest and the Existing Intercreditor Agreements shall have been terminated, (c) all commitments to lend pursuant to the Existing 10% Notes shall have been terminated and (d) the Borrower shall have delivered to the Administrative Agent lien searches showing (i) no Liens securing obligations in excess of $5,000,000 in the aggregate in favor of any “lien creditor” (as defined in the UCC), as certified to the Administrative Agent by a Responsible Officer of the Company, other than those as may be acceptable to the Administrative Agent and (ii) no Liens in favor of any other Person, other than Permitted Liens; provided that, if the Existing XM Facilities are then in full force and effect, both the Release Date and the “Release Date thereunder shall occur on the same date.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (i) the Commitments or (ii) if the Commitments have been terminated, the outstanding Loans.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.06(a)(4).

“Revolving Credit Facility Administrative Agent” has the meaning assigned to such term in the definition of Revolving Credit Facility Agreement.

“Revolving Credit Facility Agreement” means that certain Credit Agreement dated as of May 5, 2006, providing for a revolving credit facility, by and between the Borrower, Holdings, the Revolving Credit Facility Lenders, JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Facility Administrative Agent”), Credit Suisse Securities (USA) LLC, as syndication agent (the “Revolving Credit Facility Syndication Agent”), Citicorp North America, Inc., as documentation agent (the “Revolving Credit Facility Documentation Agent”), and J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners and joint lead arrangers (the “Revolving Credit Facility Arrangers”).

“Revolving Credit Facility Arrangers” has the meaning assigned to such term in the definition of Revolving Credit Facility Agreement.

“Revolving Credit Facility Documents” means, collectively, the Revolving Credit Facility Agreement and each other agreement entered into pursuant to any of the foregoing or contemplated thereby.

“Revolving Credit Facility Documentation Agent” has the meaning assigned to such term in the definition of Revolving Credit Facility Agreement.

“Revolving Credit Facility Lender” means each of the lenders who are party from time to time to the Revolving Credit Facility Agreement.

“Revolving Credit Facility Obligations” means, collectively, all obligations of every nature of Holdings, the Borrower and each Subsidiary of the Borrower that is a guarantor pursuant to the terms of the Revolving Credit Facility Documents, in each case from time to time owed to any agent or lender under the Revolving Credit Facility Documents or any other Revolving Credit Facility Document, whether for principal, interest, fees, expenses, indemnification, reimbursement obligations or otherwise and all guarantees of any of the foregoing pursuant to the Revolving Credit Facility Documents.

“Revolving Credit Facility Secured Parties” means, collectively, the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Syndication Agent, the Revolving Credit Facility Documentation Agent, the Revolving Credit Facility Arrangers and the Revolving Credit Facility Lenders.

“Revolving Credit Facility Syndication Agent” has the meaning assigned to such term in the definition of Revolving Credit Facility Agreement.

“Satellite Vendor Indebtedness” means Indebtedness of the Borrower to a satellite or satellite launch vendor or Affiliate thereof consisting of or otherwise financing the deferral of payments required to be made by the Borrower to the vendor in respect of the construction, launch and/or insurance of all or part of one or more satellites to be used in the Permitted Business but not beyond the date on which the Borrower shall have legal title to such satellites or the date of such satellite launches, as applicable.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement, dated as of May 5, 2006, as amended as of June 26, 2008, among the Bank of New York, JPMorgan Chase Bank, N.A., the Borrower, Holdings, each Subsidiary Guarantor and GM, in the form of Exhibit G.

“Secured Parties” means the Administrative Agent and each Lender.

“Security Documents” means the Guarantee and Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Senior Fixed Rate Notes” shall mean the $600,000,000 in aggregate principal amount of unsecured senior fixed rate notes due 2014 issued by the Borrower pursuant to the applicable Senior Notes Indenture.

“Senior Floating Rate Notes” means the $200,000,000 in aggregate principal amount of unsecured senior floating rate notes due 2013 issued by the Borrower pursuant to the applicable Senior Notes Indenture.

“Senior Notes Documents” shall mean, collectively, the Senior Notes Indentures and the New Senior Notes and any other agreements entered into in connection therewith.

“Senior Notes Indentures” means (a) the Indenture dated as of May 1, 2006, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Senior Floating Rate Notes were issued and (b) the Indenture dated as of May 1, 2006, made by the Borrower, in favor of the trustee thereunder, pursuant to which the Senior Fixed Rate Notes were issued, in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Debt” means at any date the difference between (a) Consolidated Total Senior Debt on such date and (b) unsecured Indebtedness included in Consolidated Total Senior Debt on such date.

“Senior Secured Leverage Ratio” means, with respect to Holdings and its Subsidiaries on a consolidated basis on the last day of any fiscal quarter of Holdings for the four quarter period ended as of such day, the ratio of (a) Senior Secured Debt on such date to (b) Pre-Marketing Cash Flow for such period.

“Senior Subordinated Note Documents” means the Borrower’s 7% Exchangeable Senior Subordinated Notes due 2014 and any indenture, note purchase agreement or other agreement pursuant to which such Notes are issued.

“SIRIUS” means Sirius Satellite Radio Inc.

“SIRIUS Credit Facility” shall mean that certain Credit Agreement, dated as of June 20, 2007, among SIRIUS, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“SIRIUS Material Indebtedness” means Indebtedness (including “Hedging Obligations”, (as defined in the SIRIUS Credit Facility)) of SIRIUS and its Restricted Subsidiaries in an aggregate principal amount of $25,000,000 or more, provided that, without regard to the amounts outstanding thereunder, if any, the obligations of SIRIUS under the Loral Credit Agreement (as defined in the SIRIUS Credit Facility) shall be deemed to constitute SIRIUS Material Indebtedness. For purposes of determining SIRIUS Material Indebtedness, the “principal amount” of the obligations of SIRIUS or any Restricted Subsidiary in respect of any “Hedging Obligations” (as defined in the SIRIUS Credit Facility) at any time shall be the aggregate amount (giving effect to any netting agreements) that SIRIUS or such SIRIUS Restricted Subsidiary would be required to pay if such “Hedging Obligations” (as defined in the SIRIUS Credit Facility) were terminated at such time.

“Specified Agreement” means any Specified Hedging Agreement and any Specified Cash Management Arrangement Agreement.

“Specified Cash Management Arrangement” means any arrangement for cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of Holdings, the Borrower or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to Holdings, the Borrower or any of its Subsidiaries by a Qualified Counterparty that has been designated by the Borrower (with the consent of the Administrative Agent, which shall not unreasonably be withheld) as a Specified Cash Management Arrangement. The designation of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Specified Cash Management Arrangement Agreement” means any agreement or document made, delivered or given in connection with any Specified Cash Management Arrangement.

“Specified Hedging Agreement” means any interest rate Swap Agreement entered into by the Borrower or any Loan Party and any Qualified Counterparty.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subscriber” means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership, trust or limited liability company (a) the sole general partner or the managing general partner, or the sole manager or trustee, of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Subsidiary Loan Party” shall mean each Subsidiary of the Borrower that is at any time a Material Subsidiary; provided that the FCC License Subsidiary shall only be a Subsidiary Loan Party to the extent it is permitted to Guarantee the Borrower Obligations under applicable law, rules or regulations, including rules and regulations of the Federal Communications Commission.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Syndication Period” means the period commencing on the date that is the later of (a) three Business Days following the Closing Date and (b) the day that a road show with respect to New Debt Securities shall have commenced, and, in each case, ending on the date that is ten Business Days after the commencement of such road show.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated March 15, 2000 among Holdings, the Borrower and XM Radio Inc., as in effect on May 5, 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest, penalties and additions thereto) imposed by any Governmental Authority.

“Term Loan Administrative Agent” has the meaning assigned to such term in the definition of Term Loan Agreement.

“Term Loan Agreement” means that certain Credit Agreement dated as of June 26, 2008, providing for a term loan, by and between the Borrower, Holdings, the Term Loan Lenders, UBS AG, Stamford Branch, as administrative agent (the “Term Loan Administrative Agent”) and UBS Securities LLC, as sole bookrunner and sole lead arranger (the “Term Loan Arranger”).

“Term Loan Arranger” has the meaning assigned to such term in the definition of Term Loan Agreement.

“Term Loan Closing Date” means June 26, 2008.

“Term Loan Commitments” means, collectively, the commitments to extend revolving loans made by the Term Loan Lenders and to issue letters of credit made by the issuing bank pursuant to the Term Loan Agreement.

“Term Loan Documents” means, collectively, the Term Loan Agreement and each other agreement entered into pursuant to any of the foregoing or contemplated thereby.

“Term Loan Lender” means each of the lenders who are party from time to time to the Term Loan Agreement.

“Term Loan Obligations” means, collectively, all obligations of every nature of Holdings, the Borrower and each Subsidiary of the Borrower that is a guarantor pursuant to the terms of the Term Loan Documents, in each case from time to time owed to any agent or lender under the Term Loan Documents or any other Term Loan Document, whether for principal, interest, fees, expenses, indemnification, reimbursement obligations or otherwise and all guarantees of any of the foregoing pursuant to the Term Loan Documents.

“Term Loan Secured Parties” means, collectively, the Term Loan Administrative Agent, the Term Loan Arranger and the Term Loan Lenders.

“Termination Date” means December 31, 2009.

“Total Assets” means the total assets as set forth on the most recent balance sheet of the Borrower prepared in accordance with GAAP.

“Total Incremental Equity” means, at any date of determination, the sum of, without duplication: (a) the aggregate cash proceeds received by the Borrower since May 5, 2006 from the issuance or sale of Equity Interests of the Borrower to Holdings (other than Disqualified Stock but including Equity Interests issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Equity Interests of the Borrower other than Disqualified Stock), or of contributions to the equity capital of the Borrower by Holdings or the fair market value of the consideration (if other than cash) from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings or of actual or deemed capital contributions to the common equity capital of the Borrower by Holdings from the issuance of Equity Interests of Holdings in exchange for the retirement of Pari Passu Indebtedness of the Borrower since the Closing Date, to any Person other than a Subsidiary; plus (b) an amount equal to the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Borrower or any Material Subsidiary after the Closing Date from such Person; provided, however, that the amount in the foregoing clause (b) shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Borrower or any Material Subsidiary in such Person and that constitutes a Restricted Payment that has been deducted from Total Incremental Equity pursuant to clause (c) below; minus (c) the aggregate amount of all Restricted Payments declared or made on or after May 5, 2006.

“Transactions” means the execution, delivery and performance by the Borrower and Holdings of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the execution, delivery and performance by Holdings and the Subsidiary Loan Parties of the Guarantee and Collateral Agreement, the execution, delivery and performance by the Borrower and Holdings of an amendment to the Revolving Credit Facility Agreement, the execution, delivery and performance by the Borrower and Holdings of an amendment to the Term Loan Agreement, and the grant of security interests by the Loan Parties pursuant to the Security Documents.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or liquidation preference, as applicable), including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount (or liquidation preference) of such Indebtedness (or Disqualified Stock, as applicable).

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Subsidiary Guarantor” means a Wholly Owned Subsidiary of the Borrower that Guarantees the Borrower Obligations pursuant to the Loan Documents.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“XM-4 Sale and Leaseback Extension” means either (i) each extension, in accordance with the terms of the Participation Agreement, by the Lessor (as defined in the Participation Agreement), the Owner Participant (as defined in the Participation Agreement), the holders of the Owner Trustee Notes and each other applicable party in respect of the XM-4 Sale and Leaseback Transaction consummated pursuant to the Participation Agreement of the date on which the Borrower is required to make an XM-4 Sale and Leaseback Offer to Purchase or Refinance as a result of any “Change of Control” or “SDARS License Event” (each term under and as defined in the Participation Agreement) that occurs or will occur in connection with the Merger and/or any Merger Related Event or (ii) each declining, in accordance with the terms of the Participation Agreement, of an XM-4 Sale and Leaseback Offer to Purchase or Refinance that occurs or will occur in connection with the Merger and/or any Merger Related Event in exchange for a commitment by the Borrower to make another such offer, for one or both of the Beneficial Interest or the Owner Trustee Notes, at a later date.

“XM-4 Sale and Leaseback Offer to Purchase or Refinance” means the Offer to Purchase or Refinance (as defined in the Participation Agreement) made by the Borrower in connection with the Merger and/or any Merger Related Event pursuant to the terms of Section 11.07 of the Participation Agreement.

“XM-4 Sale and Leaseback Repurchase Date” means the date on which the Borrower and/or Holdings is required to purchase any or all of the Transponders (as defined in the Participation Agreement) pursuant to the terms of the XM-4 Sale and Leaseback Offer to Purchase or Refinance and in accordance with the terms of the Participation Agreement and this Agreement.

“XM-4 Sale and Leaseback Transaction” means a sale and leaseback transaction (whether classified as an operating lease, a capital lease or otherwise, and whether leased by Holdings, the Borrower or a Material Subsidiary) involving the XM-4 Satellite Collateral (including a sale and leaseback of transponders on the XM-4 Satellite, to the extent such transponders constitute XM-4 Satellite Collateral, and grants of security interests in the remaining portions of the XM-4 Satellite Collateral in favor of the buyer or lessor); provided that any Indebtedness (the proceeds of which financed the purchase of the XM-4 Satellite Collateral) of a lessor in an XM-4 Sale and Leaseback Transaction that is assumed by Holdings, the Borrower or a Material Subsidiary following the termination of the associated lease and acquisition or reacquisition of the associated assets by Holdings, the Borrower or such Material Subsidiary (as applicable) shall continue to constitute an XM-4 Sale and Leaseback Transaction following such assumption and acquisition or reacquisition as long as the Liens securing such Indebtedness do not spread to cover any other assets other than those that were subjected to such Liens pursuant to the XM-4 Sale and Leaseback Transaction immediately prior to such assumption and acquisition or reacquisition.

“XM-4 Sale and Leaseback Waiver” means either (i) the waiver, in accordance with the terms of the Participation Agreement, by the Lessor (as defined in the Participation Agreement), the Owner Participant (as defined in the Participation Agreement), the holders of the Owner Trustee Notes and each other applicable party in respect of the XM-4 Sale and Leaseback Transaction consummated pursuant to the Participation Agreement of any “Change of Control” or “SDARS License Event” (each term under and as defined in the Participation Agreement) or (ii) the declining, in accordance with the terms of the Participation Agreement, of an XM-4 Sale and Leaseback Offer to Purchase or Refinance, in each case that occurs or will occur in connection with the Merger and/or any Merger Related Event and the consequences of such “Change of Control” or “SDARS License Event” (including, for purposes of clause (i) above, the requirement that the Borrower make an XM-4 Sale and Leaseback Offer to Purchase or Refinance).

“XM-4 Sale and Leaseback Waiver Date” means the date on which the XM-4 Sale and Leaseback Waiver shall be effective in accordance with its terms.

“XM-4 Satellite” means the satellite known as XM-4 and owned by either Holdings or the Borrower.

“XM-4 Satellite Collateral” means the XM-4 Satellite and the Ancillary XM-4 Satellite Collateral. For the avoidance of doubt, Indivisible Ancillary XM-4 Satellite Collateral shall not constitute XM-4 Satellite Collateral.

“XM-5 Satellite” means the satellite known as XM-5 and currently under construction pursuant to a contract among Holdings and the satellite vendor party thereto.

“XM Escrow Merger” means the merger of XM Escrow LLC, a newly formed, wholly-owned subsidiary of Holdings, with and into the Borrower, with the Borrower as the surviving corporation.

“XM Escrow Senior Notes” means the up to $1.0 billion in aggregate principal amount of senior unsecured notes issued by XM Escrow LLC.

“XM Escrow Senior Notes Indenture” means the indenture made by XM Escrow LLC in favor of the trustee thereunder pursuant to which the XM Escrow Senior Notes will be issued.

“XM Radio Service” means digital radio programming transmitted by satellites and terrestrial repeating stations to vehicle, home and portable radios in the United States.

“XM-SIRIUS Merger” means (a) a merger or consolidation of Holdings with or into SIRIUS or a merger or consolidation of Holdings with or into SIRIUS or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Holdings to SIRIUS or of SIRIUS to Holdings.

SECTION 1.02 [Reserved]

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01 Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, (i) on the Closing Date, a term loan (each, an “Initial Term Loan”, and collectively, the “Initial Term Loans”) to the Borrower and (ii) once, at any time thereafter on or prior to December 31, 2009, an additional term loan (each, an “Additional Term Loan”, and collectively, the “Additional Term Loans”, and, together with the Term Loans, the “Loans”), in each case in an amount such that the sum of the Initial Term Loans and Additional Term Loans of each Lender does not exceed such Lender’s Commitment.

Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid (pursuant to Section 2.10 or otherwise) may not be reborrowed, except that the Borrower may repay in whole or part the Initial Loans and subsequently reborrow an amount equal to the aggregate principal amount of the Initial Term Loans so repaid, provided that the Borrower only shall be allowed to repay and reborrow the Initial Term Loans once during this Agreement. All amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

SECTION 2.02 [Reserved].

SECTION 2.03 Request for Borrowing. To request a Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:30 a.m., New York City Time, three Business Days prior to the date on which such Loan is requested to be made. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate principal amount of the Loans to be made (the aggregate amount of which shall not be less than $[5,000,000], and shall not exceed (i) in the case of Term Loans, the Commitments and (ii) in the case of Additional Term Loans, the Available Commitments);

(ii) the date on which such Loans are to be made available by the Lenders, which date shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Loans. (a) Each Lender shall make each Loan to be made by it hereunder on the date specified in each Borrowing Request by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with a bank in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date on which a Loan is to be made available to the Borrower that such Lender shall not make available to the Administrative Agent such Lender’s share of the Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

SECTION 2.07 [Reserved]

SECTION 2.08 [Reserved]

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) The Administrative Agent shall maintain a Register in accordance with Section 9.04(b)(iv).

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (it being understood and agreed that any such note shall have an “OID legend”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

SECTION 2.10 Prepayment of Loans; Termination of Available Commitments. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a prepayment of Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan pursuant to Section 2.10(a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each prepayment shall be applied ratably to the Lenders in accordance with their respective Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) If, at any time, the aggregate amount of Excess Proceeds of the Borrower and its Subsidiaries shall exceed $10,000,000, the Borrower shall apply any such Excess Proceeds not required to be applied to the prepayment of outstanding loans under the Existing XM Facilities (whether as a result of a termination or amendment of such Existing XM Facilities, waiver by such lenders or any other reason) to the prepayment of the Loans.

(d) If, at any time, a Change in Control shall have occurred, the Borrower shall, within one Business Day thereof, make an offer (the “Change in Control Offer”) to prepay the Loans of all accepting Lenders on that date that is 10 Business Days after the making of such Change in Control Offer. The Loans of all Lenders that have so accepted such offer shall be prepaid on such tenth Business Day.

SECTION 2.11 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (in each case pro rata according to the respective Available Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the date hereof to the earlier of (i) December 31, 2009, (ii) the date on which the Additional Term Loans, if any, are made available to the Borrower in accordance with Section 2.01, and (iii) the date on which the Available Commitments are terminated in accordance with Section 9.18(b). Each Commitment Fee shall be payable (x) quarterly in arrears on each Payment Date and (y) on the earliest of (i) December 31, 2009, (ii) the date on which the Additional Term Loans, if any, are made available to the Borrower in accordance with Section 2.01 (for the period ended on such date for which no payment has been received pursuant to clause above), and (iii) the date on which the Available Commitments are terminated in accordance with Section 9.18(b), and shall be computed for each day during such period at a rate per annum equal to 2.00%.

SECTION 2.12 Interest. (a) The Loans shall bear interest at 15%.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Payment Date for such Loan and on the Maturity Date; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13 [Reserved]

SECTION 2.14 [Reserved]

SECTION 2.15 [Reserved]

SECTION 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes (including Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including such Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent or such Lender pursuant to this Section in respect of penalties or interest attributable to any Indemnified Taxes if (i) written demand therefor has not been made by the Administrative Agent or such Lender within 90 days from the date on which the Administrative Agent or such Lender knew of the imposition of Indemnified Taxes by the relevant Governmental Authority, or (ii) such penalties or interest are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender. After the Administrative Agent or such Lender learns of the imposition of Indemnified Taxes, the Administrative Agent or such Lender, as the case may be, will act in good faith to promptly notify the Borrower of its obligations hereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower to a Governmental Authority and in any event within 30 days of any such payment being made, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI; or

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN.

(f) Each Foreign Lender agrees to promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction or any certification previously provided to the Administrative Agent or the Borrower.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to an account specified by the Administrative Agent from time to time, except that payments pursuant to Sections 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III.

Representations and Warranties

The Borrower and Holdings each represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of Holdings, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate or other organizational powers of each of Holdings, the Borrower and its Subsidiaries, and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority except where such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) the charter, by-laws or other Organizational Documents of Holdings, the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of its Subsidiaries except where such violation or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of its Subsidiaries (other than the Liens granted pursuant to the Loan Documents).

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2008 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and any other Indebtedness to be issued on the Closing Date, and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings and the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings, the Borrower and its consolidated Subsidiaries as at December 31, 2008, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2005, December 31, 2006 and December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2008 and the related unaudited consolidated statements of income and cash flows for the quarter ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarter then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). None of Holdings, the Borrower or any of its Subsidiaries has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2007 to and including the date hereof there has been no disposition by any of Holdings, the Borrower or any of its Subsidiaries of any material part of its business or property.

(c) Since December 31, 2007, there has been no material adverse change in the business, assets, properties, liabilities (actual and contingent), operations or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole (other than (i) as shall have been disclosed in Holdings’ and the Borrowers’ public filings with the Securities and Exchange Commission or (ii) as otherwise disclosed to the Lenders in writing, in each case prior to the Closing Date).

SECTION 3.05 Litigation. (a) As of the Closing Date, all significant claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of its Subsidiaries are set forth on Schedule 3.05 hereto.

(b) Notwithstanding anything set forth in Section 3.05(a) or Schedule 3.05, there are no material claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected, individually or in the aggregate, to result in, a Material Adverse Effect.

SECTION 3.06 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.07 Investment Company Status. Neither Holdings, the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08 Taxes. Each of Holdings, the Borrower and its Subsidiaries has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed and all such Tax returns and reports are true and correct in all material respects, and (b) has paid or caused to be paid all material Taxes required to have been paid by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Each of Holdings, the Borrower and its Subsidiaries has set aside on its books adequate reserves in accordance with GAAP for all Taxes not yet due and payable. Each of Holdings, the Borrower and its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.09 ERISA. Borrower and each of its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations under each Plan. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower or any ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and each of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is $25,000,000. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. No such Multiemployer Plan is in reorganization or insolvent.

SECTION 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that violates the Margin Regulations.

SECTION 3.11 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and its Subsidiaries has good and valid record fee simple title to (in the case of owned real property), or good title to or valid leasehold interests in, or easements or other limited property interests in, or has a license to use, all its real and personal property and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than (in the case of any such properties or assets other than Equity Interests) Permitted Liens and (in the case of Equity Interests) Liens referenced in clauses (a), (b), (f) and (g) of the definition of “Permitted Liens”.

(b) Each of Holdings, the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, the Borrower and its Subsidiaries (i) owns or has a license to use, on terms not materially adverse to it, all Intellectual Property and rights with respect thereto necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where the failure to own or have a license to use could not reasonably be expected to have a Material Adverse Effect and (ii) has taken commercially reasonable steps, consistent with industry standards, to maintain and protect its Intellectual Property, except where the failure to maintain and protect any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. Neither Holdings, the Borrower nor any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating the Intellectual Property rights of any other Person, except where any such infringement, misappropriation, dilution, or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no pending or threatened claim or litigation against any of Holdings, the Borrower or its Subsidiaries alleging any such infringement, misappropriation, dilution or other violation. With respect to each item of Intellectual Property, each of Holdings, the Borrower and its Subsidiaries (i) has the right to use and possesses all right, title and interest in and to such Intellectual Property free and clear of any Liens, licenses or other restrictions, other than Permitted Liens, and (ii) has performed all acts (including making all necessary recordations and filings) and has paid all required fees and taxes to maintain such Intellectual Property in full force and effect and to protect and maintain its interest therein, except where the failure to maintain or have the right to use any such Intellectual Property could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

SECTION 3.13 Disclosure. Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time such projections were prepared.

SECTION 3.14 Environmental Matters. (a) Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by Holdings, the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any

Environmental Laws or any other Environmental Liability, in each case relating to Holdings, the Borrower or any of its Subsidiaries, (ii) each of Holdings, the Borrower and its Subsidiaries has all environmental permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or, to the knowledge of Holdings, the Borrower or any of its Subsidiaries, formerly owned, operated or leased by Holdings, the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Holdings, the Borrower or any of its Subsidiaries and transported to or released at any location in a manner that could reasonably be expected to cause Holdings, the Borrower or any of its Subsidiaries to incur any Environmental Liability, and (iv) there are no acquisition or other agreements pursuant to which Holdings, the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any Environmental Liability.

(b) Except as set forth on Schedule 3.14 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 3.14 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.15 Security Documents. (a) Upon execution, the Security Documents will be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected second priority security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby.

(b) [Reserved]

(c) The Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (to the extent contemplated to be created thereby), in each case prior and superior in right to any other person other than the Existing Secured Parties (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date to the extent perfection is not governed by the UCC) except Liens permitted by Section 6.02 and Liens having priority by operation of law.

(d) Each Foreign Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable second priority security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral are delivered to the Administrative Agent in accordance with such Foreign Pledge Agreement, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Borrower Obligations and the Guarantees thereof, in each case prior and superior in right to any other person (it being understood and agreed, for the avoidance of doubt, that no such Collateral shall be delivered to the Administrative Agent so long as it is required to be delivered to the First Lien Collateral Agent).

SECTION 3.16 Solvency. (a) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, exceeded the debts and liabilities, direct, subordinated, contingent or otherwise, of such Loan Party; (ii) the present fair saleable value of the property of each Loan Party was greater than the amount that will be required to pay the probable liability of such Loan Party, on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(b) No Loan Party intends to, and no Loan Party believes that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

SECTION 3.17 Senior Subordinated Notes. The Credit Agreement Obligations are “Senior Indebtedness” and “Designated Senior Indebtedness” within the meaning of the Senior Subordinated Note Documents.

ARTICLE IV.

Conditions

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the other Loan Documents, in each case, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Simpson Thacher & Bartlett LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) other special counsel reasonably satisfactory to the Administrative Agent, in each case, covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, (A) certified as of the Closing Date by such Loan Party’s secretary or assistant secretary as being true and complete copies as in effect on the Closing Date without modification or amendment and (B) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which such Loan Party is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a certificate of the secretary or assistant secretary of each Loan Party as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; (v) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation, dated a recent date prior to the Closing Date; and (vi) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the secretary or assistant secretary executing any certificate with respect to such Loan Party pursuant to this clause (c).

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f) [Reserved]

(g) [Reserved]

(h) The Lenders shall have received a solvency certificate substantially in the form of Exhibit D and signed by the Chief Financial Officer of Holdings and the Borrower confirming the solvency of Holdings and the Borrower after giving effect to the Transactions.

(i) [Reserved].

(j) All material third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect.

(k) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Baker Botts L.L.P. and any local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(l) [Reserved]

(m) [Reserved]

(n) On the Closing Date, the Borrower shall have delivered to the Administrative Agent complete, correct and executed copies of (x) an amendment to the Term Loan Agreement and (y) an amendment to the Revolving Credit Facility Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(o) On the Closing Date, the amendment to the Term Loan Agreement and the amendment to the Revolving Credit Facility Agreement shall have become effective in accordance with their respective terms and conditions.

(p) [Reserved].

(q) The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(r) [Reserved.]

(s) On the Closing Date, the Administrative Agent shall have received reasonably satisfactory evidence that the Existing 10% Notes and the remaining 10% Convertible Senior Notes due 2009 will be repaid or refinanced, in each case, on terms and conditions reasonably satisfactory to the Administrative Agent, on or prior to the maturity thereof.

(t) On the Closing Date, the Borrower shall have issued the “Series B-1 Preferred Stock” and the “Series B-2 Preferred Stock” (in each case as defined in the Investment Agreement) pursuant to the Investment Agreement.

(u) On the Closing Date, the Administrative Agent shall have received the audited consolidated sheets of Holdings and its consolidated subsidiaries as at December 31, 2008, and the related consolidated financial statement shall be accompanied by an opinion of KPMG LLP without a “going concern” or like qualification or exception, provided that this clause (u) shall be deemed satisfied if the lenders under the SIRIUS Credit Facility waive the similar requirement under Section 5.01 of the SIRIUS Credit Facility.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make Loans in connection with each borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such conversion or continuation, as applicable (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such conversion or continuation, as applicable, no Default shall have occurred and be continuing.

(c) No “Event of Default” (as defined in the SIRIUS Credit Facility) shall exist and continue.

ARTICLE V.

Affirmative Covenants

Until the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; and Other Information. The Borrower shall furnish to the Administrative Agent (for distribution to the Lenders):

(a) within 90 days after the end of each fiscal year of Holdings, Holdings’ audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a

“going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit for each fiscal year of Holdings ending on or after December 31, 2009) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the delivery by the Borrower of Annual Reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.01(a) to the extent such Annual Reports include the information and otherwise satisfy the requirements specified herein);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, Holdings’ unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Borrower of Quarterly Reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.01(b) to the extent such Quarterly Reports include the information and otherwise satisfy the requirements specified herein);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Senior Secured Leverage Ratio and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) concurrently with the delivery of financial statements under clause (a) above, a consolidated budget for the fiscal year following that to which such financial statements relate as presented to the Board of Directors which shall include, with respect to the Borrower and its Subsidiaries, ending total subscribers, gross and net subscriber additions by type, churn by plan, total revenue, subscription revenue, subscription average revenue per unit (ARPU), gross margin, subscription margin, research and development expenses, programming expenses, advertising and marketing expenses, subscriber acquisition costs, cost per gross and net add, EBITDA (as calculated in the consolidated budget presented to the Board of Directors), deferred subscription revenue balance, Indebtedness, cash and capital expenditures;

(f) promptly after the same are sent, copies of all financial statements and reports that SIRIUS or any of its Subsidiary sends to the holders of any class of its debt securities or public equity securities

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(i) promptly after the request by the Administrative Agent or any Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, with respect to any Loan Party.

SECTION 5.02 Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any notice provided to the First Lien Collateral Agent under (i)(x) clauses (C), (E) and (F) of Section 4.1(b), (y) clause (C) of Section 4.2(b), and (z) clause (B) of Section 4.3(b) of the Existing General Security Agreement, (ii) Section 9(e) of the Existing FCC License Subsidiary Pledge Agreement and (iii) each other notice required to be delivered to the First Lien Collateral Agent pursuant to the terms of the Existing Collateral Documents or the Collateral Agency Agreement;

(e) without duplication, any notice provided to either administrative agent under either Existing XM Facility under Section 5.02 of each such Existing XM Facility; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Obligations and Taxes. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay its obligations, including material Tax liabilities, that, if not paid, could reasonably be expected to result in a Lien (other than a Permitted Lien) on the properties (or any part thereof) of the Borrower or any of its Material Subsidiaries, or a Material Adverse Effect, in each case before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each of its Material Subsidiaries to, timely and correctly file all Tax returns and reports required to be filed by it. The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower shall, and shall cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that satellite insurance shall not be required. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy. Notwithstanding the foregoing, so long as any Existing Obligations remain outstanding, the Borrower shall use commercially reasonable efforts to cause each such policy of insurance to (a) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ prior written notice to the Administrative Agent of such policy, provided that, with respect to clause (b) above, terms satisfactory to the Collateral Agent shall be deemed to be satisfactory to the Administrative Agent to the extent they apply mutatis mutandis to the Administrative Agent. The Borrower shall, and shall cause each of its Material Subsidiaries to, use commercially reasonable efforts, consistent with industry standards, to prosecute, maintain, and enforce all Intellectual Property owned or held by the Borrower or its Material Subsidiaries that is material to the conduct of its business.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. If such visit and inspection occurs at a time when no Default has occurred and is continuing, such visit and inspection by the Administrative Agent or any Lender shall be coordinated through the Administrative Agent and shall be limited to one visit and inspection during any consecutive twelve-month period.

SECTION 5.07 Compliance with Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries (including, for the avoidance of doubt, repayment of Existing Indebtedness or existing indebtedness of Holdings).

SECTION 5.09 Compliance with Environmental Laws. The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances. (a) The Borrower shall, and shall cause each of the Subsidiary Loan Parties to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law or the Security Documents, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset that has an individual fair market value in an amount greater than $5,000,000 million is created, developed or acquired by the Borrower or any other Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof or that are not required to become subject to the Liens of the Administrative Agent pursuant to the Security Documents), the Borrower shall, and shall cause the Subsidiary Loan Parties to, cause such asset, on or promptly after the acquisition thereof, to be subjected to a Lien securing the Borrower Obligations and the Guarantor Obligations of such Subsidiary Loan Party, as applicable, and shall take, and shall cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) If any newly formed or acquired or any existing direct or indirect Subsidiary of the Borrower becomes a Subsidiary Loan Party, within ten Business Days after the date such Subsidiary becomes a Subsidiary Loan Party, the Borrower shall notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(d) If any newly formed or acquired or any existing Subsidiary of the Borrower becomes a Foreign Subsidiary, within ten Business Days after the date such Subsidiary becomes a Foreign Subsidiary, the Borrower shall notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after such date or such longer period as the Administrative Agent shall agree, the Borrower shall, and shall cause its Subsidiaries to, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party.

(e) (i) The Borrower shall furnish to the Administrative Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in any Loan Party’s chief executive office or sole place of business, in each case from that set forth on Schedule 3.17; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent, for the benefit of the Secured Parties, to continue at all times following such change to have a valid, legal and perfected second priority security interest in all the Collateral in accordance with Security Documents and (ii) the Borrower shall, and shall cause its Subsidiaries to, promptly notify the Administrative Agent to the extent it becomes aware (A) of any material portion of the Collateral being damaged or destroyed, (B) of any Lien (other than any Permitted Lien) on any Collateral which would have a material adverse affect on the ability of the Administrative Agent to exercise any of its remedies under the Loan Documents and (C) of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the security interest created by the Security Documents.

(f) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on the holder of such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets or (iii) any asset with respect to which the Administrative Agent reasonably determines that the cost of the satisfaction of the provisions of this Section 5.10 with respect thereto exceeds the value of the security afforded thereby; provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above.

(g) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights or ensuring the priority of the Administrative Agent on behalf of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.11 Borrowing of Initial Loans. On the day (which day shall be a Business Day) on which the Borrower receives notice from the Administrative Agent that the conditions precedent set forth in Article IV have been satisfied (or waived by the Required Lenders in accordance with Section 9.02(b)), the Borrower shall send the Administrative Agent request for borrowing pursuant to Section 2.03 and borrow forthwith the Initial Term Loans.

ARTICLE VI.

Negative Covenants

Until the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) Except as provided in clause (b) of this Section 6.01 the Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower shall not issue any Disqualified Stock.

(b) Clause (a) of this Section 6.01 shall not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower or any Material Subsidiary of unsecured Indebtedness in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i)) which does not exceed, as of the date of such incurrence, at any time outstanding $250,000,000; provided that such Indebtedness shall have (A) a final Stated Maturity of principal at least six months later than the Maturity Date (or, in the case of a letter of credit, an expiry date at least six months later than the Maturity Date) and (B) a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans; provided, further that no draw under a letter of credit by the beneficiary thereof (and resulting reimbursement obligation of the Borrower or any of its Material Subsidiaries in respect thereof) prior to such date shall be considered a violation of the requirement set forth in this clause (i) regarding the final Stated Maturity thereof;

(ii) unsecured subordinated Indebtedness or Disqualified Stock of the Borrower in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock, as applicable, incurred pursuant to this subclause (iii)) at any time outstanding not to exceed the product of (a) $100.00 and (b) the number of Subscribers at such time; provided that such subordinated Indebtedness or Disqualified Stock, as applicable, shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans and a final Stated Maturity of principal at least six months later than the Maturity Date;

(iii) the incurrence by the Borrower and its Material Subsidiaries of (x) the Existing Indebtedness, including pursuant to the January 2003 Financing Transactions (other than the borrowings described in clause (c) of the definition thereof) and (y) Indebtedness under the Distribution and Credit Agreement in an aggregate principal amount not to exceed $150,000,000;

(iv) the incurrence by the Borrower and any Subsidiary Loan Party of Indebtedness represented by the Senior Fixed Rate Notes and any Guarantees thereof and any exchange notes and Guarantees thereof to be issued pursuant to the Registration Rights Agreement;

(v) the incurrence by the Borrower and any Subsidiary Loan Party of the Indebtedness pursuant to the Existing XM Facilities;

(vi) the incurrence by the Borrower or any Subsidiary Loan Party, or Material Subsidiary as applicable, of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness or the Existing 10% Notes) that was permitted to be incurred under subclauses (i), (ii), (iii), (iv), (v), (xi), (xii), (xiii) or (xvii) of this clause (b);

(vii) the incurrence by the Borrower or any Material Subsidiary of intercompany Indebtedness between or among the Borrower and any Subsidiary; provided, however, that:

(A) if the Borrower or any Material Subsidiary is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Borrower Obligations and Guarantor Obligations; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Material Subsidiary, as the case may be, that was not permitted by this subclause (vii);

(viii) the incurrence by the Borrower or any Material Subsidiary of Hedging Obligations directly related to Indebtedness permitted to be incurred under this Agreement;

(ix) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 6.01;

(x) the incurrence by the Borrower of unsecured subordinated Indebtedness or Disqualified Stock in an aggregate principal amount not to exceed $250,000,000 at any time outstanding the proceeds of which are used to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment); provided that such subordinated Indebtedness or Disqualified Stock, as applicable, shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans and a final Stated Maturity of principal at least six months later than the Maturity Date;

(xi) from and after any Parent Company Merger, Borrower-SIRIUS Merger or, prior to the Holdings Covenant and Collateral Release Notice, a XM-SIRIUS Merger Indebtedness of Holdings or SIRIUS, as the case may be, that become Indebtedness of the Borrower as a result thereof;

(xii) a single Qualified Sale and Leaseback Transaction, and any Permitted Beneficial Interest Indebtedness;

(xiii) Satellite Vendor Indebtedness;

(xiv) any Indebtedness incurred hereunder and the Guarantee of such Indebtedness;

(xv) the incurrence by the Borrower of one or more MLB Letters of Credit in an aggregate face amount not to exceed $120,000,000 at any time for all such MLB Letters of Credit if such MLB Letters of Credit are not drawn upon, or, if and to the extent drawn upon, such drawing is not reimbursed within ten Business Days following payment on such MLB Letters of Credit;

(xvi) [Reserved]

(xvii) the incurrence by the Borrower or any Material Subsidiary of unsecured Indebtedness undertaken in connection with the Merger or any Merger Related Event (including without limitation in connection with a change of control offer to security holders of the Borrower, any Material Subsidiary or Holdings, a change of control offer in connection with an XM-4 Sale and Leaseback Transaction or a waiver of any such change of control offer or right to receive the same), other than or in addition to Permitted Refinancing Indebtedness incurred for such purpose, in an aggregate principal amount (including the aggregate principal amount of all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xvii)) which does not exceed, as of the date of such incurrence, at any time outstanding $100,000,000; provided that such Indebtedness shall have a final Stated Maturity of principal at least six months later than the Maturity Date and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans; and

(xviii) the incurrence by Holdings and any Subsidiary Loan Party of unsecured Indebtedness represented by unsecured Guarantees of the XM Escrow Senior Notes; provided, however, that such unsecured Guarantees shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Borrower shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Credit Agreement Obligations on substantially identical terms; provided, however, that no Indebtedness of the Borrower shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above, the Borrower may, in its sole discretion, classify (and later reclassify) such item of Indebtedness in any manner that complies with this Section, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses.

SECTION 6.02 Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

SECTION 6.03 Merger, Consolidation or Sale of Assets. (a) The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries taken as a whole, in one or more related transactions to, another Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the Borrower Obligations pursuant to agreements in a form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction; and

(v) in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Material Subsidiaries, taken as a whole, in one or more related transactions, the Liens on such properties and assets for the benefit of the Secured Parties to secure the Borrower Obligations and the Guarantor Obligations shall not be released and shall continue in full force and effect after giving effect to such transactions or transactions.

In addition, the Borrower shall not, and shall not permit its Material Subsidiaries to, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 6.03(a) shall not apply to (w) a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among the Borrower and any of its Wholly Owned Subsidiary Guarantors, (x) the Parent Company Merger, (y) the Borrower Sirius Merger so long as the Borrower has complied with the requirements set forth in clauses (i) through (v) above or (z) prior to the Holdings Covenant and Collateral Release Notice, the XM-SIRIUS Merger so long as Holdings has complied with the requirements set forth in clauses (i) through (v) above.

(b) The Borrower shall not, and shall not permit its Material Subsidiaries to, engage in any Asset Sale (other than any Asset Sale otherwise permitted under clause (a) of this Section) except for (1) the disposition of assets having a fair market value not to exceed (x) $50,000,000 in the aggregate for any fiscal year of the Borrower (provided that (i) any such amount, if not so used in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Asset Sales made pursuant to this clause (1) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) hereof and, second, in respect of amounts permitted for such fiscal year as provided above) and (y) $150,000,000 in the aggregate since May 5, 2006; and (2) the sale or other disposition of surplus repeaters; provided that, in each case and notwithstanding the foregoing, (i) any such Asset Sale shall be for consideration at least 75% of which is in the form of cash or Cash Equivalents, (ii) such consideration shall be at least equal to the fair market value of the assets or Equity Interests being issued, sold, transferred, leased or otherwise disposed of, (iii) such fair market value shall be determined in good faith by the board of directors of the Borrower and evidenced by a board resolution evidenced in an officer’s certificate delivered to the Administrative Agent, and (iv) the Borrower shall have applied any Excess Proceeds therefrom in accordance with Sections 2.10(c). For purposes of this clause (b), each of the following shall be deemed to be cash: (1) any liabilities (as shown on the Borrower’s or any Material Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Material Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Agreement Obligations or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Material Subsidiary from further liability; (2) any securities, notes or other obligations received by the Borrower or any Material Subsidiary from such transferee that are converted by the Borrower or such Material Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days of the receipt thereof; and (3) any Equity Interests (to the extent the acquisition thereof constitutes a Permitted Investment under clause (l) of the definition thereof).

SECTION 6.04 Dividend and Other Payment Restrictions Affecting Material Subsidiaries. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of its Material Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Material Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Material Subsidiaries;

(iii) transfer any of its properties or assets to the Borrower or any of its Material Subsidiaries; or

(iv) guarantee any Indebtedness of the Borrower or any of its Material Subsidiaries;

(b) Notwithstanding the foregoing, the restrictions in the preceding clause (a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness (including the Senior Fixed Rate Notes) and the Existing Obligations as in effect on the Closing Date and, with respect to any such Indebtedness other than the Existing 10% Notes, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Closing Date;

(ii) the Loan Documents;

(iii) applicable law;

(iv) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by this Agreement to be incurred;

(v) customary non-assignment provisions in leases or contracts or real property mortgages or related documents entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations, Capital Lease Obligations or mortgage financings that impose restrictions on the property so acquired of the nature described in clause (a)(iii) hereto or Pari Passu Indebtedness incurred pursuant to Section 6.01(b)(i);

(vii) any agreement for the sale or other disposition of a Material Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.05 Sale and Leaseback Transactions. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any sale and leaseback transaction (other than a sale and leaseback transaction between the Borrower and one or more of its Material Subsidiaries that are not Subsidiary Loan Parties or among Material Subsidiaries that are not Subsidiary Loan Parties) other than a single Qualified Sale and Leaseback Transaction and any Permitted Refinancing Indebtedness in respect thereof.

SECTION 6.06 Restricted Payments. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to:

(1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of the Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and cash in lieu of fractional interests not to exceed 1% of the Equity Interests distributed or paid);

(2) other than pursuant to a Parent Company Merger, the Borrower-SIRIUS Merger or the XM-SIRIUS Merger purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower (other than any such Equity Interests owned by the Borrower or any of its Material Subsidiaries) or any Affiliate of the Borrower (other than any of its Material Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Borrower Obligations or any Guarantees thereof except, in each case, a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless:

(i) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Material Subsidiaries after May 5, 2006 (excluding Restricted Payments permitted by subclauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii) and (xiv) of clause (b) of this Section 6.06), is less than (x) $20,000,000 in any fiscal year of the Borrower (provided that (i) any such amount, if not so used in the fiscal year for which it is permitted, may be carried over for use in the next succeeding fiscal year and (ii) Restricted Payments made pursuant to this clause (ii)(x) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) hereof) and (y) $60,000,000 since May 5, 2006; provided, however, that Restricted Payments made pursuant to this clause (ii) shall be made solely by the Borrower to Holdings (and shall not be made by Holdings to any other Person) and shall be made solely to the extent that (1) Holdings in turn uses all amounts paid to it pursuant to this clause (ii) solely, and reasonably promptly upon receipt thereof, for the payment of expenses in the ordinary course of its business (which may include payments of amounts due to vendors in respect of its satellites and the payment of interest then due and payable (but not the payment of principal) with respect to its Convertible Senior Notes due 2009) and (2) Holdings is a party to the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party as of the First Amendment Effective Date.

(b) Clause (a) of this Section 6.06 shall not prohibit, so long as no Default has occurred and is continuing or would be caused thereby:

(i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement, and such payment will be deemed to have been paid on the date of declaration for purposes of the calculation in clause (a)(4)(ii);

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower or of any of the Borrower’s Equity Interests in exchange for, or out of the net cash proceeds of the sale, which sale shall have occurred within 90 days of the date of any such redemption, repurchase, retirement, defeasance or other acquisition, (other than to a Material Subsidiary of the Borrower) of, the Borrower’s Equity Interests (other than Disqualified Stock) and cash payments in lieu of fractional interests not to exceed 1% of the Equity Interests so redeemed, repurchased, retired, defeased or otherwise acquired;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Borrower in exchange for, or out of the net cash proceeds of an incurrence, which incurrence shall have occurred within 90 days of the date of any such purchase, redemption, defeasance or other acquisition or retirement for value, (other than to a Material Subsidiary of the Borrower) of, Permitted Refinancing Indebtedness;

(iv) the payment of any dividend by a Material Subsidiary of the Borrower to the holders of its common Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Material Subsidiary of the Borrower held by any member of the Borrower’s (or any of its Material Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of May 5, 2006; provided that the aggregate price paid for all such repurchased, vested, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 in any twelve-month period;

(vi) the purchase of any subordinated Indebtedness at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following (and in an amount not to exceed the Net Proceeds of (less any amounts applied as required by Sections 2.10(c)) an Asset Sale permitted under Section 6.03;

(vii) making payments to dissenting shareholders pursuant to applicable law in connection with a consolidation or merger of the Borrower made in compliance with the provisions of this Agreement;

(viii) Restricted Investments in an amount equal to 100% of Total Incremental Equity since May 5, 2006 determined as of the date any such Restricted Investment is made, less any amount of such Total Incremental Equity previously applied to make a Restricted Investment pursuant to this subclause (viii);

(ix) the payment of dividends to Holdings the proceeds of which are used to satisfy ordinary course administrative expenses of Holdings, but in no event to exceed $3,000,000 in any given fiscal year of the Borrower;

(x) for so long as SIRIUS files consolidated income tax returns which include Holdings and the Borrower, the payment of any dividend required to permit SIRIUS to pay any taxes that are due and payable by SIRIUS, Holdings and the Borrower as part of a consolidated group; provided that any such payment made from time to time shall not exceed the net amount of the relevant (estimated or final, as the case may be) tax liability that SIRIUS actually owes to the appropriate taxing authority at such time in respect of the tax obligations of the Holdings, the Borrower and their Subsidiaries;

(xi) any payments required by Section 9.7(b) of the Note Purchase Agreement;

(xii) the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) deemed to occur upon the exercise, vesting, exchange or conversion of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Equity Interests (other than Disqualified Stock) is made in lieu of withholding taxes resulting from the exercise, vesting, exchange or conversion of stock options, warrants or other similar rights and such repurchase, redemption, acquisition or retirement of such Equity Interests does not involve any payment by the Borrower or a Material Subsidiary of any cash or Cash Equivalents in exchange therefor;

(xiii) an XM-4 Sale and Leaseback Transaction that involves transactions between the Borrower and Holdings or one or more of the Subsidiaries of either; and

(xiv) the purchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any, following a “change of control” under and as defined in the documents pursuant to which such subordinated Indebtedness is issued, as applicable, in accordance with the provisions thereof; provided, however, that prior to such purchase the Borrower shall have made any payments (including the deposit of any cash collateral) required by Section 2.10(d).

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Material Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of the Borrower, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent, and the fair market value of any assets or securities that are required to be valued by this Section 6.06 that exceeds $5,000,000 shall be determined by a majority of the members of the Board of Directors of the Borrower who are “independent” within the meaning of the rules and regulations promulgated by the NASDAQ National Market, whose good faith resolution with respect thereto shall be conclusive and shall be delivered to the Administrative Agent. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of resolutions of the Board of Directors required hereby.

SECTION 6.07 Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Material Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Material Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, board resolutions set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this Section 6.07 and, if an opinion meeting the requirements set forth in subclause (B) below has not been obtained, that such Affiliate Transaction has been approved by a majority of the members of the board of directors who have no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings); and

(B) with respect to (x) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, or (y) an Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000 where none of the members of the board of directors qualify as having no direct financial interest in such Affiliate Transaction (other than as a stockholder of Holdings), an opinion as to the fairness to the Borrower or such Material Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of clause (a):

(i) any transaction by the Borrower or any Material Subsidiary with an Affiliate related to the purchase, sale or distribution of XM radios, subscriptions to XM Radio Service or other products or services in the ordinary course of business, including any such transaction with an automotive manufacturer, which has been approved by a majority of the members of the board of directors who are disinterested with respect to such transaction;

(ii) any employment agreement or arrangement or employee benefit plan entered into by the Borrower or any of its Material Subsidiaries in the ordinary course of business of the Borrower or such Material Subsidiary;

(iii) transactions between or among the Borrower and/or its Material Subsidiaries;

(iv) payment of reasonable directors fees and provisions of customary indemnification to directors, officers and employees of the Borrower and its Material Subsidiaries;

(v) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower;

(vi) Restricted Payments that are permitted under Section 6.06(b) and under subclauses (h), (i) and (m) of the definition of “Permitted Investments”;

(vii) transactions pursuant to the Tax Sharing Agreement and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders;

(viii) contractual arrangements existing on May 5, 2006 and any renewals, extensions, implementations or modifications thereof that are not materially adverse to the Lenders;

(ix) increases, decreases or other modifications to the Indebtedness referred to in the definition of January Financing Transactions which have been approved by a majority of the members of the Board of Directors of the Borrower who are disinterested with respect to such transactions and which are otherwise permitted under this Agreement;

(x) an XM-4 Sale and Leaseback Transaction that involves transactions between the Borrower and Holdings or one or more of the Subsidiaries of either; and

(xi) the Parent Company Merger, the Borrower-SIRIUS Merger or the XM-SIRIUS Merger.

SECTION 6.08 Negative Pledge. The Borrower shall not, and shall not permit any Material Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of the Borrower or any Material Subsidiary to create, incur or permit to exist any Lien upon any of the Collateral to secure the Borrower Obligations or the Guarantor Obligations; provided that (i) the foregoing shall not apply to (i) restrictions imposed by law or by this Agreement, (ii) restrictions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) restrictions imposed by any agreement relating to purchase money Indebtedness or Capital Leases permitted by this Agreement if such restrictions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09 Liquidity Test. The Borrower shall not permit its unrestricted cash and Cash Equivalents at any time to be less than $75,000,000 in the aggregate.

SECTION 6.10 Line of Business. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for the Permitted Business.

SECTION 6.11 Amendments to Existing XM Facilities. The Borrower shall not agree to any material amendment, restatement, supplement or other modification or to at any time, Articles III, V, VI or VII of either Existing XM Facility or any other provision thereof containing representations and warranties, covenants or events of default (any such material amendment, restatement, supplement or other modification, a “Specified Change”) without, simultaneously with any such Specified Change, agreeing to make corresponding changes to this Agreement. Notwithstanding the foregoing, nothing in this Section 6.11 shall prevent the Borrower from agreeing to any Specified Change if the “Lenders” or “Required Lenders” (in each case as defined in applicable Existing XM Facility) have approved such Specified Change and the Required Lenders have not approved such Specified Change in accordance with Section 9.02(b).

SECTION 6.12 XM-4 Satellite Collateral. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any license and/or access agreement with respect to the Indivisible Ancillary XM-4 Satellite Collateral in connection with a sale and leaseback transaction except as otherwise permitted by Section 9.06.

SECTION 6.13 Limitation on Outstandings and Use of Cash. The Borrower shall not permit any of its cash or Cash Equivalents to be used, whether directly or indirectly, for the repurchase, redemption or refinancing of any or all of the Existing 10% Notes, the Senior Fixed Rate Notes, the XM Escrow Senior Notes or the Convertible Senior Notes due 2009 issued by Holdings, other than such cash and Cash Equivalents that are the proceeds of Permitted Refinancing Indebtedness in respect of such Existing 10% Notes, Senior Fixed Rate Notes, the XM Escrow Senior Notes, the Convertible Senior Notes due 2009 issued by Holdings, as applicable; provided, however, that, notwithstanding the foregoing, any Cash or Cash Equivalents of the Borrower may be used in connection with the repurchase, redemption or refinancing of any or all of the Existing 10% Notes, including in connection with an Existing 10% Notes Change of Control Offer, in an aggregate amount (the “Take-Out Amount”) not to exceed 101% of the principal amount of such Existing 10% Notes plus accrued and unpaid interest, if any; provided that, the determination of such Take-Out Amount for purposes hereof shall exclude any amount paid in Equity Interests of Holdings (prior to the Merger) or SIRIUS (following the Merger) or proceeds of such Equity Interests.

ARTICLE VII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan, whether at the Maturity Date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document (excluding, in each case, any projections delivered by or on behalf of any Loan Party) or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Borrower or Holdings, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI or in Section 9.05;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any event or condition occurs that results in any SIRIUS Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any SIRIUS Material Indebtedness or any trustee or agent on its or their behalf to cause any SIRIUS Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause shall not apply to any Indebtedness secured by a Lien on any property or assets of SIRIUS or a “Restricted Subsidiary” (as defined in the SIRIUS Credit Facility) that becomes due as a result of the voluntary sale or transfer, or the casualty or condemnation, of the property or assets securing such Indebtedness;

(g) (i) Holdings, the Borrower or any of its Subsidiaries shall (x) fail to make any payment of principal or interest, in each case regardless of amount (subject to any applicable grace period) in respect of any Material Indebtedness when and as the same shall become due and payable or (y) shall fail to observe or perform any covenant, condition or agreement contained in any Material Indebtedness, which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (f) shall not apply to (1) any Material Indebtedness under a Deferred Purchase Price Agreement if the failure to make a payment thereunder occurred in connection with a good faith contest by the Borrower with respect to the performance by the satellite manufacturer of its obligations thereunder, (2) the failure of the Borrower to observe or perform any covenant, condition or agreement (other than with respect to the making of payments) in respect of the mortgage existing on the Closing Date on the building where the Borrower is headquartered, or (3) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets, the issuance of Equity Interests or the incurrence of Permitted Debt; provided that, for the avoidance of doubt, this clause (3) shall not apply to the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property or assets or Equity Interests of Holdings or the Borrower or any other parent entity thereof.

(h) (i) Holdings, the Borrower or any of its Subsidiaries shall (x) fail to make any payment of principal or interest, in each case regardless of amount (subject to any applicable grace period) in respect of the Existing Obligations or any Permitted Refinancing Indebtedness in respect thereof when and as the same shall become due and payable or (y) shall fail to observe or perform any covenant, condition or agreement contained in the Existing Loan Documents or any Permitted Refinancing Indebtedness in respect thereof, which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of the Existing Obligations or any Permitted Refinancing Indebtedness in respect thereof or any trustee or agent on its or their behalf to cause the Existing Obligations or any Permitted Refinancing Indebtedness in respect thereof to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any event or condition occurs that results in the Existing Obligations or any Permitted Refinancing Indebtedness in respect thereof becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of the Existing Obligations or any Permitted Refinancing Indebtedness in respect thereof or any trustee or agent on its or their behalf to cause the Existing Obligations or such Permitted Refinancing Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or any of its debts, or of a substantial part of any of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money (including, without limitation, arising from matters set forth in clauses (f) or (g) of this Article (including the express exclusions therefrom)) in an aggregate amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or

(m) (i) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate in excess of $25,000,000; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or (iii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the unusued Commitment of each Lender and the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitment of each Lender and the obligation of each Lender to make Loans hereunder shall automatically be terminated and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII.

The Administrative Agent

SECTION 8.01 Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02 Administrative Agent in its Individual Capacity. The entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such entity and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.

SECTION 8.04 Notice of Default. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.07 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09 Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Loans hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower,

XM Satellite Radio Inc.

1500 Eckington Place, N.E.

Washington D.C. 20002

Attention of Chief Financial Officer

(with a copy to the General Counsel

and the Treasurer)

(Telecopy No. (202) 380-4534);

(ii) if to the Administrative Agent, to

Liberty Media Corporation

12300 Liberty Blvd.

Englewood, CO 80112

Attention of: David Flowers

Telecopy No. (720) 875-5915, (with a copy to

Baker Botts LLP

30 Rockefeller Plaza, Floor 45

New York, NY 10112

Attention of: Marc Leaf and Martin Toulouse

Telecopy No. (212) 259-2559 / (212) 259-2587); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, (y) by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement or required amendment or modification shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) permit the incurrence by Holdings, the Borrower or any Material Subsidiary of secured Indebtedness in an aggregate amount which exceeds the aggregate amount of secured Indebtedness permitted to be incurred under Section 6.01(b) as in effect on the Closing Date, without the written consent of the Lenders then holding in the aggregate more than 67% of (1) the Commitments or (2) if the Commitments have been terminated, the outstanding Loans, or (viii) release all or substantially all of the Collateral or release any of Holdings or any Subsidiary Loan Party from its guarantee under the Guarantee and Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all of the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement or such Subsidiary Loan Party shall become an Immaterial Subsidiary in accordance with the provisions of this Agreement, in each case without the prior written consent of each Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with Intralinks (and related expenses) and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or, after an Event of Default shall have occurred and be continuing hereunder, any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of claims (other than a claim by the Borrower or any of its Affiliates) relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, from or to any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way, directly or indirectly, to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations at the time owing to it), with the prior written consent of the Administrative Agent and the Borrower (such consent not to be unreasonably withheld); provided that no consent of the Borrower shall be required for (A) any assignment after the first anniversary of the Closing Date, (B) an assignment to a Lender, an Affiliate of a Lender, a Liberty Party or an Approved Fund (as defined below), or (C) if an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) [Reserved]

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall also set forth the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and such Lender’s share thereof. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans, reimbursements and other obligations owing to it) solely to the extent (x) (1) required by law or regulation, (2) such Lender’s risk managers determine (and advise the Borrower in writing) that doing so is advisable in view of safe and sound risk management practices or (3) failure to do so would reasonably jeopardize such Lender’s ability to address regulatory concerns, and (y) such Lender shall have provided the Borrower such notice of the same as is reasonable under the circumstances; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b)

of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Agreements of Holdings. (a) Holdings hereby agrees that it will be bound by each of the covenants in Article V and Article VI of this Agreement as if named therein as the Borrower (except that references to its Subsidiaries shall not include any Person that is not the Borrower or a Subsidiary of the Borrower), except as provided in Schedule 9.05(a), until such time as (a) the Release Date shall have occurred and (b) all of the operating assets of Holdings necessary for the conduct of the Borrower’s business (other than the XM-4 Satellite Collateral) have been transferred to the Borrower or any Subsidiary Loan Party (the “Holdings Collateral Transfer”) and Holdings shall have delivered a notice to the Administrative Agent in the form of Exhibit H hereto (the “Holdings Covenant and Collateral Release Notice”) certifying that such Holdings Collateral Transfer has occurred (the “Holdings Covenant and Collateral Release Date”). From and after the Holdings Covenant and Collateral Release Date, (i) Holdings shall not be bound by any of the covenants in Article V or Article VI (other than Sections 5.10, 6.03(a), 6.06 (except as provided in Schedule 9.05(a)), 6.11(a), 6.11(d), 6.13 and 6.14, to which it shall continue to be bound as if named therein as the Borrower) of this Agreement and (ii) the representations and warranties in Sections 3.04(c), 3.05, 3.11, 3.13 and 3.14, as such representations and warranties apply to Holdings, shall be limited as provided Schedule 9.05(b).

(b) Holdings agrees that at all times, whether before, on or after the date of the first extension of credit under this Agreement and whether before, on or after the Holdings Covenant and Collateral Release Date, it shall not incur secured Indebtedness other than Permitted Holdings Debt, its Guarantor Obligations and its Obligations as a guarantor under the Revolving Credit Facility Documents.

(c) For the avoidance of doubt, the parties hereto agree (x) that the Excluded Entities shall not be restricted by the covenants set forth in Articles V and VI hereof, and (y) that liabilities appearing on the consolidated balance sheet of Holdings which are liabilities of one or more Excluded Entities but which are not liabilities of Holdings shall not be considered liabilities of Holdings for purposes of determining compliance by Holdings with any of the covenants set forth in Articles V or VI hereof.

SECTION 9.06 XM-4 Satellite Collateral. In the event that the XM-4 Satellite Collateral shall no longer constitute “Collateral” in accordance with the terms hereof and one or more of the Loan Parties creates a security interest in all or part of the XM-4 Satellite Collateral in favor of secured parties other than the Secured Parties and the Revolving Credit Facility Secured Parties, the Loan Parties shall have the right to enter into license and/or access agreements in form and substance reasonably acceptable to the Administrative Agent (and which agreements shall be deemed acceptable so long as and to the extent that they cover only such matters described in this Section 9.06 in the manner set forth herein) (it being understood that the Administrative Agent shall not be entitled to approve the commercial terms of any such license agreement unless any such term contravenes this Section 9.06) under which the Loan Parties shall grant to the representative of such secured parties one or more licenses (which may be royalty free) or other rights to use, and reasonable access to, Indivisible Ancillary XM-4 Satellite Collateral; provided that the Loan Parties certify to the Administrative Agent that such use of and/or access will not impair in any material respect the use or access to such Indivisible Ancillary XM-4 Satellite Collateral by any of the Loan Parties in the conduct of their business. At the request of the Loan Parties, the Administrative Agent shall consent to such agreements and enter into one or more agreements on terms reasonably acceptable to the Administrative Agent whereby it agrees to be bound by the terms of such license and access agreements in the event of any foreclosure by the Administrative Agent on such Indivisible Ancillary XM-4 Satellite Collateral.

SECTION 9.07 Survival. All covenants, agreements, representations and warranties made by the Borrower and Holdings herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.09 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and each of its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Affiliate may have.

SECTION 9.11 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.14 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel (including outside counsel), auditors (including independent auditors), and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or its Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.14(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16 USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

SECTION 9.17 OID Legend. The Loans have been issued with original issue discount (“OID”) for purposes of Section 1271 et seq. of the Code. For information regarding the issue price, the yield to maturity, the amount of OID per $1,000 of principal amount and, if applicable, the comparable yield and projected payment, please contact the Borrower at the address set forth in Section 9.01.

SECTION 9.18 Signing Date. (a) This Agreement shall become effective on the date (the “Signing Date”) when it shall have been executed by Holdings, the Borrower, the Lenders and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, shall bear the signatures of each of the other parties hereto; provided, however, that no Lender shall be obligated to make Loans until the Closing Date.

(b) The Commitments and all other obligations of the Lenders shall terminate on the earliest of (i) the termination of the Investment Agreement and (ii) December 31, 2009, provided that, at any time after the borrowing of the Initial Loans on the Borrowing, the Borrower shall have the right, upon one Business Day’s notice to the Administrative Agent, to reduce in whole or in part the Available Commitments (any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall permanently reduce the Available Commitments then in effect).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

XM SATELLITE RADIO INC., as Borrower

By:	/s/ Patrick Donnelly
	Name:	Patrick Donnelly
	Title:	Secretary

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Patrick Donnelly
	Name:	Patrick Donnelly
	Title:	Secretary

LIBERTY MEDIA CORPORATION, as Lender and as Administrative Agent

By:	/s/ David Flowers
	Name:	David Flowers
	Title:	SVP & Treasurer